[**] indicates that information had been redacted and filed separately pursuant to a confidential treatment request filed with the Securities and Exchange Commission

Exhibit 10.1

PRODUCT SALES, SERVICES & SOFTWARE AGREEMENT

This PRODUCT SALES, SERVICES & SOFTWARE AGREEMENT  is entered into as of the 4th day of September, 2009 (the “Effective Date”), by and between DUKE ENERGY BUSINESS SERVICES LLC on its own behalf and as agent for and on behalf of DUKE ENERGY CAROLINAS, LLC, DUKE ENERGY INDIANA, INC, DUKE ENERGY OHIO, INC., DUKE ENERGY KENTUCKY, INC., and After Acquired Affiliates (collectively, “Duke Energy”), and AMBIENT CORPORATION (“Ambient”), a Delaware corporation having a principal place of business at 79 Chapel Street, Newton, MA 02458.

WI T N E S S E T H

WHEREAS, Duke Energy provides a wide range of energy related products including electricity generation and distribution to end-users through electric power lines, and Duke Energy generates, transmits, distributes and sells electricity to approximately 3.8 million customers; and

WHEREAS, Ambient is a utility communications solutions provider that develops and markets smart grid communications technologies, products and services which are designed to facilitate a comprehensive (end-to-end solution) for high speed transmission and reception of Internet Protocol data traffic for utility applications (“Ambient’s Smart Grid Solution”); and

WHEREAS, Duke Energy and Ambient entered into a Network Management Software License Agreement dated as of September 25, 2006 (the “2006 NMS License Agreement”); and

WHEREAS, Duke Energy and Ambient entered into a Mutual Confidentiality and Non Disclosure Agreement dated as of May 4, 2005 (the “NDA”); and

WHEREAS, Duke Energy and Ambient desire to enter into a binding agreement with respect to the purchase of products and licensing by Duke Energy of Ambient’s Smart Grid Solution; and

NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall, unless the context otherwise requires, have the following meanings ascribed to them:

1.1

“Affiliate” means with respect to any Party, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power, provided, however, Affiliate (as to Duke Energy) shall not include any person that competes with Ambient with respect to the sale of the Products, Services and Software provided to Duke Energy under this Agreement unless otherwise agreed to by Ambient.

1.2

“After Acquired Affiliates” means an entity that becomes an Affiliate of Duke Energy Business Services LLC after the Effective Date.

1.3

“Agreement” means this Product Sales, Service & Software Agreement and all exhibits, attachments, schedules, and appendices hereto, all of which are incorporated herein.

1.4

“Ambient’s Intellectual Property” means all United States and foreign patents (including without limitation all renewals and extensions thereof), registrations and applications for registration of patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any part of Ambient Technology, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of the Ambient Technology or part thereof.

1.5

“Ambient’s Smart Grid Solution” has the meaning ascribed thereto in the recitals.

1.6

“Ambient Technology” or “Ambient Technologies” means any and all software, hardware, technology, equipment, know-how, algorithms, procedures, techniques, solutions, and work-arounds, whether contained in a technology or technique, owned by or exclusively licensed to Ambient or to an Ambient Affiliate.

1.7

“Amended NDA” shall have the meaning ascribed to it in Section 5.4.

1.8

“ARRA” shall have the meaning ascribed to it in Section 9.26.

1.9

"Bankruptcy Event" means any of the following events or circumstances with respect to a Party:

a)

That Party is unable to pay its debts generally as they become due except if resulting from failure of the other Party to fulfill its obligations pursuant to this Agreement;

b)

That Party makes a general assignment for the benefit of creditors;

c)

That Party institutes proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it;

d)

That Party is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent;

e)

That Party seeks reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or

f)

That Party has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such Party’s property or providing for the liquidation of such Party’s property or business affairs.

1.10

“Blanket Purchase Order” has the meaning ascribed thereto in Section 3(a) of Appendix A-1.

1.11

“Business Day” means any day which is not a Saturday or Sunday or any federal holiday as designated by the Congress of the United States.

1.12

“Cancellation Fees” has the meaning ascribed thereto in Section 2(c)(i) of Appendix A-1.

1.13

 “Confidential Information” has the meaning ascribed thereto in the NDA.

1.14

“Contract Manufacturers” has the meaning ascribed thereto in Section 3.2.

1.15

 “Delayed Release” means an accepted Release that Ambient determines that it will not or will likely not deliver to Duke Energy by the Scheduled Delivery Date for such Release.

1.16

“Development Proposal” has the meaning ascribed thereto in Section 9.25.

1.17

“Development Request” has the meaning ascribed thereto in Section 9.25.

1.18

“Documentation” means (i) materials created by or on behalf of Ambient that are generally made available by Ambient and that describe or relate to the functional, operational or performance capabilities of the Products or Software, regardless of whether such materials be in written, printed, electronic or other format; (ii) user, operator, system administration, technical, support and other manuals; (iii) updates, changes and corrections to any of the forgoing that may be made during the term of this Agreement; and (iv) the Specifications.

1.19

“Duke Energy’s Intellectual Property” means all United States and foreign patents (including without limitation all renewals and extensions thereof), registrations and applications for registration of patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any part of Duke Energy’s Technology, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of Duke Energy’s Technology or part thereof.

1.20

“Duke Energy-Supplied Components” means the electric meters, gas meters, data concentrators, and their associated hardware and software described in the Specifications.

1.21

“Duke Energy Technology” or “Duke Energy Technologies” means any and all software, hardware, technology, equipment, know-how, algorithms, procedures, techniques, solutions, and work-arounds, whether contained in a technology or technique, owned by or exclusively licensed (other than by Ambient or an Ambient Affiliate) to Duke Energy or to a Duke Energy Affiliate.

1.22

“Duties” has the meaning ascribed thereto in Section 4.9.1.

1.23

“Environmental Laws” means any Legal Requirement imposing liability or establishing standards of conduct for: (a) emissions, discharges, releases or handling of any Hazardous Materials, or (b) protection of human health or the environment related to Hazardous Materials.

1.24

“Gerber Files” means the electronic files used by printed circuit board manufacturing machines to layout electrical connections on the printed circuit board and to otherwise manufacture a completed circuit board.

1.25

“Hazardous Materials” means those hazardous substances, toxic pollutants, hazardous materials, chemical substances or mixtures, imminently hazardous chemical substances or mixtures, contaminants, pesticides, source materials, special nuclear materials, by-product materials, residual radioactive materials, toxic materials, harmful physical agents, air pollutants, regulated substances, or extremely hazardous substances defined in any regulations promulgated pursuant to any Environmental Laws, including, without limitation lead, asbestos and polychlorinated biphenyls (commonly referred to as “PCBs”), and all other contaminants, toxins, pollutants, hazardous substances, substances, materials and contaminants, polluted, toxic and hazardous materials, the use, disposition, possession or control of which is regulated by one or more Environmental Laws.

1.26

“Lead Time” means the length of time, as agreed to by the Parties from time to time, but in any event not more than six (6) months, between the receipt by Ambient of a completed, accepted Release for the purchase of Products and the delivery of such Products, to account for such matters that include but are not limited to the time needed to acquire, manufacture, assemble, test, and ship the Products.

1.27

“Legal Requirement” means any federal, state, local,  municipal or foreign constitution, treaty, statute, ordinance, code, rule or regulation, or any governmental order, or any license, franchise, consent, approval, permit or similar right granted by any governmental authority under any of the foregoing.

1.28

“Maintenance Services” has the meaning ascribed thereto in Appendix A-4.

1.29

“Month” means a calendar month.

1.30

“NMS Software” has the meaning ascribed thereto in Section 1.42.

1.31

“Node Software” has the meaning ascribed thereto in Section 1.42.

1.32

“Party” or “Parties” means Ambient and Duke Energy.

1.33

“Products” means Ambient's proprietary communication nodes as described in the Specifications.  For the avoidance of doubt, Products includes those specific products Duke Energy has purchased or is  purchasing from

Ambient pursuant to PO # 00356930 (for 9,000 X-2000 units) and Letter Purchase Order dated August 17, 2009 (for 2,500 X-3100 units).

1.34

“Rejected Products” has the meaning ascribed thereto in Section 4(a) of Appendix A-1.

1.35

“Release” has the meaning ascribed thereto in Section 2(b)(i) of Appendix A-1.

1.36

“Release Event” has the meaning ascribed thereto in Section 8.3.

1.37

“Replacement Product” means a unit of Product delivered by Ambient to Duke Energy in replacement of a Rejected Product or defective Product.

1.38

“Scheduled Delivery Date” means the date or dates agreed to by Ambient and Duke Energy for the delivery of Products associated with a particular Release.

1.39

“Services” has the meaning ascribed thereto in Section 2.2.

1.40

“Shipping Point” means a shipping port near Ambient’s manufacturing facility, as may be agreed upon by the Parties from time to time, to which Ambient shall deliver the Products for further shipment to Duke Energy as described in this Agreement.

1.41

“Smart Grid Funding Laws” has the meaning ascribed thereto in Section 9.26.

1.42

“Software” means and includes the object code (only) version of the following software at the Upgrade level being distributed by Ambient as of the Effective Date, together with all Updates and Upgrades provided to Duke Energy by Ambient pursuant to Maintenance Services provided under this Agreement: (i) Ambient's network server-based Network Management System ("NMS Software"); (ii) Ambient's proprietary communication node software ("Node Software"); and (iii) third party software licensed by Ambient and incorporated into either the NMS Software or Node Software.

1.43

“Software Warranty Period” has the meaning ascribed thereto in Section 4.1 of Appendix A-3.

1.44

“Specifications” means the functional specifications for Ambient’s Smart Grid Solution agreed to in writing and signed by both Parties at the time Duke Energy has issued a Release, as such Specifications may be amended from time to time as agreed in writing by the Parties.

1.45

“Supplemental Amounts” has the meaning ascribed thereto in Section 4.9.1.

1.46

“Systemic Error Condition” means and refers to (i) one or more errors in the NMS Software which, individually or collectively, constitute a Severity 1 or Severity 2 level as described in Appendix A-4 hereto, and/or (ii) one or more errors in the Node Software which, individually or collectively, after the installation of at least [**] units of node Products affect at least [**] of the installed communication node Products installed on Duke Energy’s electric distribution lines so as to constitute a Severity 1 or Severity 2 level with respect to the operation of such Products.

1.47

“Technology Deposit Materials” has the meaning ascribed thereto in Section 8.1.

1.48

“Technology Escrow Agent” has the meaning ascribed thereto in Section 8.1.

1.49

“Technology Escrow Agreement” has the meaning ascribed thereto in Section 8.1.

1.50

“Third Party Service Provider” has the meaning ascribed thereto in Section 9.25.

1.51

“Update” means bug fixes, patches, corrections in non-conformities with the Documentation, and minor functional enhancements to the then-current version of Software that Ambient makes generally available to its customers who are then-current customers for Ambient’s Software maintenance services.

1.52

“Upgrade” means a new release of Software that contains substantial new features and/or additional functionality that Ambient makes generally available to customers of Ambient’s Software maintenance services.

ARTICLE II
PRODUCTS, SERVICES, SOFTWARE

2.1

Sale of Products. Ambient shall supply Products to Duke Energy in accordance with this Agreement, including the Conditions for Supply of Products attached hereto as Appendix A-1.

2.2

Ambient Services.  As may be mutually agreed upon by the Parties as to scope and fees, Ambient shall provide Duke Energy with engineering field support services and other services, to assist Duke Energy with implementing, operating and maintaining Ambient’s Smart Grid Solution, other than those services included as Maintenance Services  (“Services”). The additional terms and conditions for Services are set forth in Conditions for Supply of Services attached hereto as Appendix A-2.

2.3

Software License.  The additional terms and conditions set forth in Appendix A-3 shall govern Duke Energy’s right to use the Software and shall amend and supersede the 2006 NMS License Agreement with regard to the Software.

2.4

Software Maintenance.  Ambient shall provide Duke Energy with Maintenance Services in accordance with this Agreement, including the additional terms and conditions set forth in Appendix A-4.

ARTICLE III
GENERAL COMMERCIAL TERMS AND CONDITIONS

3.1

Expenses. Unless otherwise specified herein, each Party agrees to fully fund and pay for the costs and expenses of the performance of its responsibilities specified herein, including without limitation: (i) any and all salaries, employee benefits and other overhead costs for its own employees and facilities involved in the performance of this Agreement; (ii) any and all lodging, meal or travel expenses of its own employees; (iii) any and all costs and expenses for consultants; and (iv) any and all taxes, charges or fees arising out of its sole obligations or acts hereunder; provided, however, neither party will pay any taxes, charges or fees arising out of the other’s income.

3.2

Personnel. Each Party will dedicate sufficient personnel at all skill and management levels, including without limitation, project managers, engineers, research personnel and line personnel with appropriate technical skills, to carry out its obligations under this Agreement. All engineers and other staff which may be assigned by Ambient or Duke Energy shall at all times be employees, consultants or contractors of Ambient or Duke Energy, respectively. Subject to the last sentence of this Section 3.2, Ambient may use contract manufacturers for manufacturing and final assembly of the Products for Duke Energy, including integration of the Duke Energy-Supplied Components (“Contract Manufacturers”).  Ambient may not otherwise subcontract, assign, or otherwise transfer this Agreement or any obligation hereunder without the prior written consent of Duke Energy in its reasonable discretion. Each Party will be held fully responsible for the work and activities of each of its subcontractors, including but not limited to each subcontractor’s compliance with this Agreement.  Ambient shall provide Duke Energy with the name and address of all Contract Manufacturers manufacturing and assembling Products for Duke Energy and may not change any Contract Manufacturers manufacturing and assembling Products for Duke Energy without Duke Energy’s prior written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE IV
PRICING, INVOICING, PAYMENTS, TAXES & AUDIT RIGHTS

4.1

Price.  Ambient shall charge, and Duke Energy shall pay, the prices set forth in Appendix A-1 for Products, in Appendix A-2 for Services, and Appendix A-4 for Maintenance Services.  The prices for Products include all Software license fees.

4.2

[**]

4.3

[**]

4.3.1

[**]

4.3.2

[**]

4.3.3

[**]

4.3.4

[**]

4.3.5

[**]

4.3.6

[**]

4.4

Invoicing and Payment. Ambient shall issue invoices to Duke Energy for all amounts owed to Ambient hereunder. Invoices for Products shall be issued upon delivery of the Products, invoices for Services shall be issued upon performance of the Services, and invoices for Maintenance Services shall be issued at the beginning of each annual period for which Maintenance Services are charged in accordance with Appendix A-4.  Ambient shall reference this Agreement and any applicable purchase order number on each invoice.  All invoices shall be payable within [**] Business Days after Duke Energy’s receipt of an accurate invoice from Ambient, except as otherwise provided in the applicable statement of work or purchase order.  All payments are to be made in U.S. dollars. If Duke Energy disputes an invoice, Duke Energy shall pay the undisputed amount, and the parties shall work in good faith to resolve the disputed amount.

4.5

No Additional Charges.  Duke Energy shall not be invoiced or liable for any charges, fees or expenses other than those charges, fees and expenses stated and expressly authorized in this Agreement or in a subsequent writing signed by an authorized purchasing agent of Duke Energy.

4.6

Set Off.  Duke Energy may set off against amounts owed to Ambient to the extent of undisputed amounts owed to Duke Energy by Ambient.

4.7

Taxes.

(a)

Products & Software.  Notwithstanding other provisions herein, unless otherwise agreed by the Parties, the price of Products purchased does not include monies for the payment of any sales/use tax on Products being purchased. Duke Energy shall provide Ambient with Duke Energy’s direct pay permit (depending on which legal entity is purchasing the Product or Software) or exemption certificate where applicable. Duke Energy will pay all applicable taxes on Products when due to the proper taxing authorities.

(b)

Services. The price for the Services shall include all applicable foreign, federal, state and local taxes payable with respect to the Services. However, if Duke Energy specifies additional services or tangible personal property to be furnished by Ambient which qualifies for exemption from sales or use taxes, Ambient shall, at the direction of Duke Energy, not include sales or use taxes in its price. Duke Energy shall provide Ambient with Duke Energy’s direct pay permit or exemption certificate where applicable. Ambient agrees to cooperate in obtaining exemption certificates necessary to claim such exemptions.

4.8

 Audit Rights.  Duke Energy may, at its own expense, cause an audit and/or inspection to be made by an independent auditor of the applicable Ambient records and facilities for the purpose required by any Legal Requirement and as may be reasonably necessary to verify: (i) charges and expenses incurred by Ambient and passed through to Duke Energy, such as travel expenses and shipping charges; (ii) Services provided on a time and materials basis; (iii) inspection and acceptance of Duke Energy-Supplied Components; (iv) Ambient’s cost of production if Ambient claims its production costs have increased as described in Schedule A-1 to Appendix A-1; and (v) Cancellation Fees. Duke Energy shall provide at least five (5) days’ written notice prior to any such audit and/or inspection. Any audit and/or inspection shall be conducted during regular business hours at Ambient's facilities. Ambient agrees to provide Duke Energy's designated auditor access to the relevant Ambient records and facilities.

4.9

Duties, Shipping and Insurance.

4.9.1

The prices set forth in Schedule A-1 to Appendix A-1 do not include any (i) import duties, (ii) shipping and delivery costs and expenses beyond shipping Products to the Shipping Point, or (iii) insurance premiums and charges required to fully effect the arrangements hereunder.  The amounts referred to in clause (i) are “Duties”; and the amounts referred to in clauses (ii) and (iii) are “Supplemental Amounts.”

4.9.2

Duke Energy may select, in its sole discretion, the delivery method for any Release.

4.9.3

If Duke Energy elects delivery to any location beyond the Shipping Point:  (A) Ambient shall pay and remit all Duties and shall include such Duties on the relevant invoice(s) issued to Duke Energy (or, if necessary, invoiced separately), and, Duke Energy shall pay the same; and (B) Ambient shall pay and remit all Supplemental Amounts to the appropriate vendors and shall include such Supplemental Amounts on the relevant invoice(s) issued to Duke Energy (or, if necessary, invoiced separately), and, Duke Energy shall pay the same.

4.9.4

Ambient shall be solely responsible for any Duties or Supplemental Amounts incurred in the delivery of any Replacement Products.

ARTICLE V
PROPRIETARY RIGHTS

5.1

Ambient Technology. Duke Energy acknowledges that the Ambient Technology and all of Ambient’s Intellectual Property related thereto are the sole property of Ambient, and Duke Energy shall not obtain any interest of any kind in the Ambient Technology (or any related Ambient Intellectual Property) by or through this Agreement except as otherwise provided herein. Any modifications, enhancements or improvements to the Ambient Technology or patents or patents pending (whether or not resulting from the implementation of this Agreement) which are discovered, invented or first reduced to practice by Ambient shall be the sole and exclusive property of Ambient. Duke Energy acknowledges that this declaration is vital to Ambient and without it Ambient would not enter into this Agreement.

5.2

Duke Energy Technology. Ambient acknowledges that the Duke Energy Technology and all of Duke Energy’s Intellectual Property related thereto are the sole property of Duke Energy, and Ambient shall not obtain any interest of any kind in the Duke Energy Technology (or any related Duke Intellectual Property) by or through this Agreement except as otherwise provided herein. Any modifications, enhancements or improvements to the Duke Energy Technology or patents or patents pending (whether or not resulting from the implementation of this Agreement), which are discovered, invented or first reduced to practice by Duke Energy shall be the sole and exclusive property of Duke Energy. Ambient acknowledges that these declarations are vital to Duke Energy and without it Duke Energy would not enter into this Agreement.

5.3

Trade Secrets. Each of Ambient and Duke Energy acknowledges that the Ambient Technology and the Duke Energy Technology constitute Confidential Information the unauthorized use or disclosure of which may cause irreparable harm to the respective owner of the technology.

5.4

Confidentiality. Each of Ambient and Duke Energy acknowledges that the NDA shall be in effect during the term of this Agreement and thereafter, and that all Confidential Information disclosed by one Party hereto to the other Party hereto during the course of this Agreement and thereafter shall be subject thereto for the term of this Agreement and while Section 7.3 is in effect and for five (5) years thereafter and that the definition of “PROJECT” therein shall include this Agreement; provided, however, that a Party receiving Confidential Information from the other Party may reveal such information solely to its employees, contractors or consultants who require such disclosure in order for such receiving Party to be able to perform its obligations or exercise its rights under this

Agreement; provided, however, that such contractors or consultants, as the case may be, who received such confidential information: (i) agree in writing to refrain from making any unauthorized use or disclosure thereof; or (2) are subject to a separate agreement the terms of which restrict the disclosure of such confidential information.   Notwithstanding anything to the contrary in the NDA or herein, in the event that Duke Energy desires to disclose Ambient’s Confidential Information to an administrative or regulatory body for purposes of obtaining recovery of the costs hereunder, Duke Energy may make such disclosure provided that it provides Ambient notice thereof, files such Confidential Information under seal, and uses good faith efforts to obtain a protective order reasonably limiting disclosure of such Confidential Information.  The NDA, as modified by this Section 5.4, shall be referred to in this Agreement as the “Amended NDA.”  The Parties agree to be bound by the terms of the Amended NDA, with Duke Energy agreeing to be bound by the terms thereof applicable to Duke Energy Corporation.  For avoidance of doubt, the Specifications and the Documentation are the Confidential Information of Ambient and constitute Ambient’s Intellectual Property and Ambient Technology.

5.5

Indemnities for Intellectual Property Rights.

(a)

Ambient shall, subject to compliance by Duke Energy with Section 5.5(c), indemnify, defend, and hold harmless Duke Energy, its Affiliates, and their respective directors, officers, partners, members, employees and agents (with counsel free of any conflict of interest between such counsel and Duke Energy or any other indemnitee hereunder) from and against all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), arising out of a claim that Duke Energy’s use of the Products, Software, Services or Maintenance Services infringes the Third Party Intellectual Property Rights (as defined in Section 6.1(f)) of the third party claimant, which if true, would constitute a breach by Ambient of the warranty given in Section 6.1(f).  In the case of a claim that any Products, Software, Services or Maintenance Services are infringing, Ambient shall have the right, at its sole expense and option, to (i) promptly procure for Duke Energy the right to continue using the infringing Products, Software, Services or Maintenance Services, (ii) promptly modify the Products, Software, Services or Maintenance Services, as applicable, so that they are non-infringing but have the same functionality, or (iii) promptly procure replacement Products, Software, Services or Maintenance Services that have substantially the same functionality, or if none of the above options is reasonably available, refund to Duke Energy a portion of all amounts paid by Duke Energy to Ambient for the infringing Products, Software, Services or Maintenance Services calculated by amortizing each payment over a five (5) year period commencing with the date each such payment was originally made so that the unamortized balance of each such payment as of the date such refund is to be made shall constitute the amount of the refund relating to that payment and the unamortized portion of all other such payments similarly calculated shall added together equal the amount of the total refund.  Notwithstanding the foregoing, Ambient shall not be required to indemnify Duke Energy with respect to damages resulting from infringing Software arising from the date Ambient has provided Duke Energy with a non-infringing Upgrade that remedies such infringement, whether or not such Upgrade is installed by Duke Energy.

(b)

Duke Energy shall, subject to compliance by Ambient with Section 5.5(c), indemnify, defend, and hold harmless Ambient, its Affiliates, and their respective directors, officers, partners, members, employees and agents (with counsel free of any conflict of interest between such counsel and Ambient or any other indemnitee hereunder) from and against all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), arising out of a claim that Duke Energy Technology or any modification, enhancement or improvement to Ambient Technology which was discovered, invented or first reduced to practice by Duke Energy or by Ambient solely at the request of and solely for the benefit of Duke Energy infringes any Third Party Intellectual Property Rights.

(c)

In the event of any claim being made or action brought against a Party, or its Affiliates, or their respective directors, officers, partners, members, employees or agents, arising out of the matters referred to in Section 5.5(a) (for Duke Energy) or 5.5(b) (for Ambient), the indemnified Party shall forthwith notify the indemnifying Party thereof and shall authorize and allow the indemnifying Party to conduct on behalf of the indemnified Party and the related indemnitees all negotiations for the settlement of the same and any litigation which may arise there from.  The indemnified Party and its related indemnitees shall afford reasonable assistance to the indemnifying Party for the purpose of conducting such negotiations or litigation and contesting such claim or action.

(d)

The provisions of this Section 5.5 contain and shall constitute the exclusive remedy of each Party and its Affiliates regarding any claim that the Products, Software, Services, Maintenance Services, Ambient Technology or the use thereof, or Duke Technology or the use thereof, infringes upon the intellectual property rights of any third party.  The indemnity described in this Section 5.5 shall not be subject to any limitations of liability set forth in this Agreement.

ARTICLE VI
WARRANTIES & LIABILITY

6.1

Warranties.

(a)

Ambient Authority.  Ambient represents and warrants that as of the Effective Date of this Agreement:  (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement and execution of this Agreement is not in violation of any other agreement to which Ambient has previously assented; and (iii) there are no actions, suits or proceedings pending or (to the best of its knowledge) threatened which could reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement or on its operations, business, properties, assets or condition.

(b)

Duke Energy Authority.  Duke Energy represents and warrants that as of the Effective Date of this Agreement:  (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement and execution of this Agreement is not in violation of any other agreement to which Ambient has previously assented; and (iii) there are no actions, suits or proceedings pending or (to the best of its knowledge) threatened which could reasonably be expected to have a material adverse effect on its ability to fulfill its obligations under this Agreement or on its operations, business, properties, assets or condition.

(c)

Third Party Products.  Ambient represents and warrants that it has sufficient rights: (i) in the third-party software that is included in the Software to grant the license rights to the Software pursuant to the Software license agreement attached as Appendix A-3 hereto; (ii) in any third party software or  products included or incorporated into the Products to sell the Products to Duke Energy; (iii) in any third-party products or software necessary for, or used by Ambient in, providing Services or Maintenance Services..  To the extent possible, and in addition to the warranties expressly set forth herein, Ambient will pass through to Duke Energy any warranties on any other products or software of third parties that are incorporated into the Products or Software, including any firmware that may be included in such third-party products.

(d)

Product, Software and Services.  With respect to the Products, Software, and Services, Ambient provides the following warranties:

i.

Ambient provides the warranties described in Appendix A-1 (Products), Appendix A-2 (Services) and Appendix A-3 (Software).

ii.

Ambient warrants that all Products and Software that are intended or required to interact with or otherwise work together as part of a functioning system will, as delivered and maintained by Ambient, and if properly installed and used consistent with the Documentation: (A) be compatible with each other, and remain so compatible through each of their respective version Upgrades; (B) work together as components of an integrated system, and (C) be compatible with, and inter-operate and work together with the Duke Energy-Supplied Components which meet the Specifications as of the Effective Date, all in accordance with the Documentation; provided, Ambient does not warrant compatibility with all Duke Energy-Supplied Components which Duke might select in the future or with presently compatible Duke Energy-Supplied Components which may be modified in the future so as to render them incompatible with Ambient’s Products or Software.

iii.

Ambient warrants that the Products and Software will comply with the Specifications.

(e)

Duke Energy Supplied Components.  Ambient warrants that it will accept delivery of the Duke Energy-Supplied Components, safeguard such Duke Energy-Supplied Components, and that it will incorporate the Duke Energy-Supplied Components into the integrated system consisting of the Products and Software, such integration to be consistent with the Specifications and in a manner that does not void any Duke Energy-Supplied Component warranty.  Ambient shall not be responsible for correcting problems caused by the failure of Duke Energy Supplied Components to comply with the Documentation or Specifications after Ambient demonstrates to Duke Energy with reasonable certainty that such non-compliance is causing the problems after performing a reasonably appropriate investigation.

(f)

Infringement.  Ambient warrants that Duke Energy’s use of any Products, Services, Maintenance Services and Software as delivered by Ambient and used by Duke Energy in accordance with the Documentation and the terms, conditions and limitations of this Agreement will not infringe the United States patents, trade secrets, or United States registered copyrights of any third party (“Third Party Intellectual Property Rights”).  Such warranty does not extend to any Duke Energy Technology or the use of any Ambient Products or Software in conjunction with the Duke Energy Technology where the use of the Ambient Products or Software alone would not be infringing, unless such use in conjunction with the Duke Energy Technology was recommended or approved by Ambient.  Such warranty also does not extend to the use of Ambient Products or Software containing any modification, enhancement or improvement which was discovered, invented or first reduced to practice by Duke Energy, where the use of the Ambient Product or Software without such modification, enhancement or improvement would not be infringing.

(g)

Environmental.  Ambient warrants that: (i) when delivered, the Products will not include any Hazardous Materials, except those Hazardous Materials expressly identified in the Specifications applicable to a Release; (ii) the Products are suitable and safe for outdoor residential applications; and (iii) Ambient has and will continue to comply in all material respects with any Environmental Laws applicable to the Products.

(h)

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE APPENDICES HERETO, AMBIENT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2

Indemnification.

(a)

Indemnification by Ambient.  Ambient shall indemnify, defend, and hold harmless Duke Energy, its Affiliates, and their respective directors, officers, partners, members, employees and agents (with counsel free of any conflict of interest between such counsel and Duke Energy or any other indemnitee hereunder) from and against all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), whether arising out of contract, tort (including negligence and strict liability) or otherwise, including but not limited to injuries to persons (including death) and loss, theft or damage to property and all third party claims against Duke Energy or another indemnified person, arising from: (i) the negligent, dishonest or willful misconduct of Ambient, its employees, agents or independent contractors related to or arising out of the Products, Services, Maintenance Services or Software or Ambient’s performance of its obligations pursuant to this Agreement; (ii) Ambient’s breach of any warranty under this Agreement, including without limitation the environmental warranties set forth in Section 6.1(g).   The forgoing shall not apply to a breach by Ambient of the warranty contained in Section 6.1(f), as to which the indemnity provisions of Section 5.5(a) exclusively apply.

(b)

Indemnification By Duke Energy.  Except to the extent that Ambient is obligated to indemnify Duke Energy under this Section 6.2(a) or Section 5.5, Duke Energy agrees to indemnify, hold harmless and defend (with counsel free of any conflict of interest between such counsel and Ambient or any other indemnitee hereunder) Ambient, its Affiliates, and their respective directors, officers, partners, employees and agents from and against any and all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees), whether arising out of contract, tort (including negligence and strict liability) or otherwise, including but not limited to injuries to persons (including death) and loss, theft or damage to property and all third party claims against Ambient or another indemnified person, arising from the negligent, dishonest or willful misconduct of Duke Energy, its employees, agents or independent contractors related to or arising out of their activities relating to deployment of Products and the Software or the performance of Duke Energy’s obligations pursuant to this Agreement.  The foregoing shall not apply to a claim that Duke Energy Technology or any new applications of Duke Energy’s under Section 9.25 or any modification, enhancement or improvement to Ambient Technology which was discovered, invented or first reduced to practice by Duke Energy or by Ambient solely at the request of and solely for the benefit of Duke Energy infringes any Third Party Intellectual Property Rights, as to which the indemnity provisions of Section 5.5(b) exclusively apply.

6.3

Limitation on Liability. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS RELATING TO THIRD PARTY CLAIMS, INCLUDING WITHOUT LIMITATION INFRINGEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY IN ,RESPECT OF OR ARISING OUT OF THE PERFORMANCE AND/OR BREACH OF ITS OBLIGATIONS HEREUNDER FOR ANY INDIRECT, INCIDENTAL OR SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THAT PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, OTHER THAN WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS RELATING TO THIRD PARTY CLAIMS, OR CLAIMS INVOLVING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY HEREUNDER FOR ANY REASON EXCEED [**].

6.4

Solicitation of Other Party’s Employees. Each Party agrees that during this Agreement and for a period of twelve (12) months after its termination, in whole or in part, it will not directly solicit the services of (i) an employee of the other Party or (ii) a former employee of the other Party whose employment with the other Party ended less than twelve (12) months prior to the date of such hiring (unless such employment ending was at the discretion of such employee’s employer or such employee accepted a company severance or benefit package offered by the employee’s employer), provided, however, that this provision shall not apply if the employer or former employer of such individual consents in writing to such solicitation. The term “directly solicit” shall not include any employment of personnel through the means of advertisements, job postings, job fairs and the like, and any employment where the individual has made the initial approach for employment.  This provision shall not apply to Duke Energy’s solicitation of Ambient’s employees if the Technology Deposit Materials are released to Duke Energy under the terms of the Technology Escrow Agreement.

6.5

Duke Energy-Supplied Components.

6.5.1

Risk of Loss. Ambient shall assume all risk of loss for Duke Energy-Supplied Components from the time of delivery of the Duke Energy-Supplied Components to Ambient or the Contract Manufacturers until such time as Duke Energy assumes the risk of loss hereunder for any Product incorporating such Duke Energy-Supplied Components, or the Duke Energy-Supplied Components are otherwise delivered to Duke Energy in accordance with Duke Energy’s written instructions.  Notwithstanding the foregoing, Duke Energy shall retain title to all Duke Energy-Supplied Components until such time as the Duke Energy-Supplied Components are incorporated into the Products.  Ambient shall segregate and properly identify, and cause its Contract Manufacturers to segregate and properly identify, all Duke Energy-Supplied Components from property of others, including Ambient and the Contract Manufacturers, until such time as the Duke Energy-Supplied Components are incorporated into the Products.  Ambient and its Contract Manufacturers shall not include in their inventory or assets any Duke Energy-Supplied Components until such time as the Duke Energy-Supplied Components are incorporated into the Products.  Ambient shall use commercially reasonable efforts to ensure that its Contract Manufacturers comply with the obligations in this Section 6.5 and shall be responsible for any losses suffered by Duke Energy as a result of any Contract Manufacturers’ failure to so comply.  Ambient shall require the Contract Manufacturer to provide written acknowledgment of Duke Energy’s title to the Duke Energy-Supplied Components and to agree to return the Duke Energy Supplied-Components that have not been incorporated into the Products to Duke Energy upon request by Duke Energy and at Duke Energy’s expense.

Ambient agrees not to sell to third parties Products incorporating the Duke Energy-Supplied Components unless Ambient first pays to Duke Energy Duke Energy’s cost of such Duke Energy-Supplied Components.

6.5.2

Lead Times and Inventory.  Ambient shall cooperate in good faith with Duke Energy regarding the acceptance of Duke Energy-Supplied Components to minimize costs related to the inventory of Duke Energy-Supplied Components held by Ambient.

6.5.3

Precautionary Filing.  Ambient consents and agrees to cooperate, and to cause the Contract Manufacturers to cooperate, with Duke Energy in the filing of any UCC statements or other documents deemed advisable by Duke Energy to provide notice of title to the Duke Energy-Supplied Components, whether inside the United States or in any foreign jurisdiction where such statements, filings or other documentation may be required or available to protect Duke Energy’s interests as described in this Section 6.5.

ARTICLE VII
DEFAULT & TERMINATION

7.1

Effectiveness - Term of Agreement.  This Agreement shall become effective upon the Effective Date and shall continue in full force and effect until December 31, 2015 (unless extended by mutual agreement of the Parties) unless sooner terminated in accordance with the provisions hereof.

7.2

Right to Terminate.

(a)

Either Party may terminate this Agreement upon the other Party’s substantial and material breach of a representation, warranty, term, covenant or undertaking in this Agreement if, within thirty (30) days following the delivery of a written notice to the defaulting Party setting forth in reasonable detail the basis of such default and the remedial action required to be taken to rectify such default, the defaulting Party has not rectified such default to the reasonable satisfaction of the non-defaulting Party.  Failure to perform due to a force majeure shall not be considered a substantial or material default under this Agreement.

(b)

A Party hereto may, at its option, terminate this Agreement upon a Bankruptcy Event of the other Party.

(c)

Duke Energy may terminate this Agreement for its convenience, upon ninety (90) days’ prior written notice to Ambient, provided, however, that in the event of such a termination, Duke Energy shall be required to immediately remit to Ambient all amounts owing to Ambient under this Agreement to the date of termination, and Duke shall be required to remit to Ambient within forty-five (45) days of receipt of a detailed accounting from Ambient of all amounts expended by Ambient on account of equipment, supplies and components purchased by, and the charges of Contract Manufacturers used by, and any additional labor costs incurred by Ambient for Duke Energy to meet Releases issued prior to such termination date.  Duke Energy shall be entitled to a refund for the net amount realized by Ambient from the resale or other disposition of such equipment, supplies and components within one hundred eighty (180) days from notice of termination. Ambient shall use commercially reasonable efforts to minimize any costs relating to Duke Energy’s termination of this Agreement.

(d)

Beginning two years after the Effective Date, Ambient may terminate this Agreement upon sixty (60) days’ prior written notice to Duke Energy if Duke Energy fails to issue Releases for at least 15,000 units of Products in the aggregate over the period of three consecutive quarters.

7.3

Maintenance Services.  Notwithstanding the expiration or termination of this Agreement, so long as Duke Energy continues to pay the fees for Maintenance Services provided in Appendix A-4, Ambient shall provide such services for ten (10) years after termination of this Agreement; provided that if Ambient has terminated this Agreement pursuant to Section 7.2(a), Duke Energy must, within thirty (30) days of such termination, notify Ambient in writing whether Duke Energy wishes to continue receiving Maintenance Services and a good faith estimate for how long (not to exceed ten (10) years), and if Duke Energy wishes to receive Maintenance Services for more than one (1) year after termination, Duke Energy shall pay Ambient for the first year of Maintenances Services and prepay Ambient for the second year of Maintenance Services within thirty (30) days of such notice from Duke

Energy, and thereafter Duke Energy shall annually prepay for the next subsequent year of Maintenance Services requested.  If Duke Energy fails to make a payment required under Appendix A-4 or this Section 7.3, Ambient may terminate its obligations under this Section 7.3 if, within twenty (20) days following the delivery of a written notice to Duke Energy specifying the failure, Duke Energy has not paid all amounts due in full for Maintenance Services as described in this Section 7.3.

7.4

Survival.

(a)

The following provisions shall survive termination of this Agreement for so long as Section 7.3 applies: Article I, Article II (except those provisions pertaining to the purchase of Products), Article III (except those provisions pertaining to the purchase of Products), Article IV (except those provisions pertaining to the purchase of Products), Section 7.3, those provisions of Article VIII relevant to the Technology Deposit Materials specified in Section 8.1(a), Section 9.10, Section 9.11, Section 9.25, Appendix A-3 and Appendix A-4.

(b)

The following provisions shall survive the termination and/or expiration of this Agreement: Articles V, VI, and IX (other than Sections 9.10, 9.11, 9.21, 9.22, 9.23, 9.24 and 9.25 (except as specified in Section 7.4(a)).

ARTICLE VIII
TECHNOLOGY ESCROW AGREEMENT

8.1

Technology Escrow.  Within forty-five (45) days of the Effective Date (but not later than the date on which the first Products are delivered by Ambient to Duke Energy under this Agreement pursuant to a Release), Ambient and Duke Energy will enroll as a “Depositor” under the technology escrow agreement (the “Technology Escrow Agreement”) between Duke Energy and an independent third party selected by Duke Energy and reasonably acceptable to Ambient, acting as an escrow agent (the “Technology Escrow Agent”), which Technology Escrow Agreement shall provide that Ambient has delivered and will keep updated at all times: (a) a complete copy of the versions of the Software then used by Duke Energy (including any Updates), and associated source code, and programming documentation in both human and machine readable forms and on durable electronic media; (b) the Gerber Files and identification of the then current suppliers and Contract Manufacturers Ambient uses to manufacture the Products (the “Technology Deposit Materials”). Ambient acknowledges that Duke Energy’s selection of Iron Mountain Intellectual Property Management, Inc., or an Affiliate or successor thereto, as the Technology Escrow Agent shall be deemed to be acceptable to Ambient.  Ambient acknowledges the use of Iron Mountain’s Three-Party Master Beneficiary Escrow Service Agreement (July 1, 2009 edition), subject to those modifications necessary to conform to the terms and conditions set forth in this Agreement, as the basis for the escrow arrangement.

8.2

Costs of Escrow.  Duke Energy shall bear all costs relating to the Technology Escrow Agreement.  If Duke Energy fails to pay all charges of the Technology Escrow Agent, the Technology Escrow Agreement shall terminate, and the Technology Escrow Agent shall return to Ambient all of the Technology Deposit Materials.

8.3

Release Events.  The Technology Escrow Agreement shall contain the following release events (the “Release Events”):

(a)

Ambient permanently ceases doing business (other than as a result of a merger or consolidation in which the successor continues the business);

(b)

Ambient becomes subject to a Bankruptcy Event which prevents it from complying with the terms of this Agreement; or

(c)

Duke Energy terminates the Agreement pursuant to Section 7.2(a) of the Agreement.

8.4

Release from Escrow.

(a)

If Duke Energy believes a Release Event has occurred, it will provide written notice of the same simultaneously to the Technology Escrow Agent and Ambient.  Ambient will have fifteen (15) Business Days from the date of the notice to object to a release of the Technology Deposit Materials.  If Ambient objects, the dispute will be resolved in accordance with Section 9.8, and the Technology Escrow Agent shall only release the Technology Deposit Materials to Duke Energy if there is a final non-appealable determination that a Release Event has occurred.  If Ambient does not object in such fifteen (15) Business Day period, the Technology Escrow Agent shall release to Duke Energy the Technology Deposit Materials.  Notwithstanding the foregoing, if Ambient objects under this Section 8.4(a), and if the dispute cannot be resolved within sixty (60) days as set forth in Section 9.8, then Duke Energy may, in its sole discretion, obtain the immediate release of the Technology Deposit Materials specified in Section 8.1(a) by providing written notice of the same simultaneously to the Technology Escrow Agency and Ambient, and the Technology Escrow Agent may release the Technology Deposit Materials specified in Section 8.1(a) immediately to Duke Energy.  If subsequent to the release to Duke Energy of the Technology Deposit Materials there is a final non-appealable determination that a Release Event did not occur, Duke Energy shall return the Technology Deposit Materials to the Technology Escrow Agent.

(b)

Notwithstanding the foregoing, if a Systemic Error Condition occurs and Ambient has not responded to that condition as required by Appendix A-4 and Duke wishes to cause an escrow release, Duke Energy shall provide written notice of the same simultaneously to the Technology Escrow Agent and Ambient, and the Technology Escrow Agent may release the Technology Deposit Materials specified in Section 8.1(a) only immediately to Duke Energy to address the Systemic Error Condition.  If Ambient objects to such immediate release within ten (10) Business Days after receipt of the notice from Duke Energy, the dispute will be resolved in accordance with Section 9.8, and Duke Energy shall return the Technology Deposit Materials to the Technology Escrow Agent if there is a final non-appealable determination that either a Systemic Error Condition did not exist or that, if one existed, that Ambient did respond as required by Appendix A-4.  In addition, Duke Energy shall return the Technology Deposit Materials to the Technology Escrow Agent upon resolution of the Systemic Error Condition.

8.5

License.  Subject to the terms of this Agreement and the Technology Escrow Agreement, Ambient hereby grants Duke Energy a non-exclusive, royalty-free, non-assignable, non-transferable license to all Technology Deposit Materials released to Duke Energy and Duke Energy shall have the right to fully exploit all Technology Deposit Materials solely to perform Ambient's obligations hereunder and for no other commercial purpose. Duke Energy acknowledges that the Technology Deposit Materials are covered by the Amended NDA, including if and when they are released to Duke Energy in accordance with the terms of this Agreement and the Technology Escrow Agreement.  To the extent necessary to have third parties perform Ambient's obligations under this Agreement after the release of the Technology Deposit Materials, Duke Energy shall have the right to provide Technology Deposit Materials to third parties engaged by Duke Energy to perform such obligations (including manufacturing the Products), subject to such third parties entering into appropriate confidentiality agreements with Duke Energy, and Ambient hereby grants Duke Energy the right to sublicense Duke Energy’s rights set forth in the first sentence of this Section 8.5 to such third parties.  Ambient will cooperate with Duke Energy and provide any additional documentation reasonably necessary to effectuate intent of this Section 8.5 and to evidence Duke Energy’s right to use and sublicense Ambient’s Intellectual Property as reasonably necessary for Duke Energy to have the Products manufactured as contemplated herein.  Notwithstanding anything to the contrary contained in this Agreement, Duke Energy may use any Technology Deposit Materials specified in Section 8.1(b) that have been released to it until [**], and Duke Energy may use any Technology Deposit Materials specified in Section 8.1(a) that have been released to it for [**] after termination of this Agreement.

8.6

Successor Technology Escrow Agent.  If (i) the Technology Escrow Agent ceases doing business in the ordinary course for any reason; or (ii) the Technology Escrow Agent seeks protection under the United States Bankruptcy Code by filing a voluntary petition for bankruptcy, or makes a general assignment of all or substantially all of its assets for the benefit of creditors, or an involuntary bankruptcy proceeding, or receivership is instituted by or against the Technology Escrow Agent, and any such action is not dismissed or withdrawn within thirty (30) days of filing, or (iii) Duke Energy and/or Ambient terminates the Technology Escrow Agreement after the breach thereof by the Technology Escrow Agent, then the Parties shall promptly and in any event within sixty (60) days enter into a new Technology Escrow Agreement with a new Technology Escrow Agent reasonably satisfactory to the Parties, and the Parties shall cooperate to establish such new escrow arrangement.

8.7

Verification.  The Technology Escrow Agent shall provide Duke Energy with verification that the items deposited by Ambient comply with the requirements of Section 8.1.  Duke Energy shall have the right at any time to contact the Technology Escrow Agent for the purpose of confirming that the Technology Deposit Materials in the escrow account have been updated if and as required by Section 8.1. The Technology Escrow Agreement shall provide Duke Energy the right, at its expense, to audit or verify the Technology Deposit Materials in the escrow account up to twice each calendar year, or more frequently if necessary to verify additional deposits, updates or supplements to the Technology Deposit Materials by Ambient upon providing the Technology Escrow Agent and Ambient with reasonable advanced notice.  The audit or verification will occur at the Technology Escrow Agent’s facility and may be conducted by Duke Energy or the Technology Escrow Agent.  The audit and verification shall only be conducted for the purpose of verifying that the items deposited by Ambient comply with the requirements of Section 8.1, and Duke Energy may not copy or remove any of the Technology Deposit Materials.   Ambient acknowledges that such audit and verification may include the following: File List Test, Inventory and Analysis Test, Deposit Compile Test, Binary Comparison, and Full Usability Test, all as described in Exhibit A (Escrow Service Work Request) to Iron Mountain’s Three-Party Master Beneficiary Escrow Service Agreement (July 1, 2009 edition).  Ambient shall have the right to have a representative at its cost participate in all such audits or verifications.  Should such audit find materially adverse defects in the Technology Deposit Materials (where Duke Energy would be unable to use such Technology Deposit Materials for their intended purpose), then Ambient shall supply such missing , or replace such defective , Technology Deposit Materials within ten (10) Business Days.

8.8

Updating.  Promptly upon execution of the Technology Escrow Agreement, Ambient shall deliver to and keep the Technology Escrow Agent updated from time to time with a complete set of the Technology Deposit Materials.

8.9

Termination.  The Technology Escrow Agent shall return to Ambient the Technology Deposit Materials specified in Section 8.1(b) (i) upon expiration of this Agreement, (ii) upon termination of this Agreement by Ambient pursuant to Sections 7.2(a), (b) or (d), and (iii) upon termination of this Agreement by Duke under Section 7.2(c), and when Section 7.3 ceases to be effective, the Technology Escrow Agent shall return to Ambient all remaining Technology Deposit Materials, and the Technology Escrow Agreement shall terminate as to Ambient and Ambient shall be released from its obligations thereunder.

ARTICLE IX
MISCELLANEOUS

9.1

Relationship. The relationship between Duke Energy and Ambient is that of independent contractors and parties to certain licenses in accordance with this Agreement. Neither Party is in any way the agent or attorney in fact of the other, nor shall any Party or any of its respective agents or employees have any power or authority to assume any obligation of any kind, implied or expressed, on behalf of any other or to bind others to any contract, commitment or agreement whatsoever, or to make any representation on the others’ behalf. This Agreement shall not be construed as constituting either Party as the partner or joint venture partner of the others, nor to create any form of legal association which would impose liability upon one Party for the acts or failures to act of the others.

9.2

Force Majeure. No Party shall be liable for reasonable delays in the performance of its obligations under this Agreement which result from causes beyond its reasonable control, including without limitation acts of God, terrorism, strikes, war, riot, civil disorder, embargo, acts of civil and military authorities, fire, earthquake, flood or inability to obtain labor or materials. If any condition of force majeure delays Ambient’s performance for a time period greater than 180 days in the aggregate under this Agreement, any Release or any purchase order, then Duke Energy in its discretion may terminate this Agreement or the applicable Release or purchase order, subject to any applicable terms of this Agreement.

9.3

Notices.  All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or upon receipt, if deposited in the United States mail, postage prepaid, certified mail, return receipt requested or delivered by an overnight courier, to the following addresses, or to such address as the Parties may provide to each other in writing from time to time:

Notices to Ambient:

Notices to Duke Energy:

Ambient Corporation 79 Chapel Street Newton, MA 02458 Attn: John J. Joyce, Chief Executive Officer	Duke Energy Corporation 526 South Church Street Charlotte, NC 28202 Attn: Don Denton Attn: With a copy to: Duke Energy Corporation 526 South Church Street Charlotte, NC 28202 Attn: General Counsel

9.4

Severability Each provision of this Agreement or part thereof shall be severable. If, for any reason, any such provision or part thereof is finally determined, by a court or agency having valid jurisdiction, to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such determination shall not impair the operation of or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and shall continue to bind the Parties.

9.5

Enforcement. The respective rights and remedies of each Party are cumulative, and no exercise or enforcement by either Party of any right or remedy hereunder shall preclude the exercise or enforcement by such Party of any other right or remedy hereunder, or which such Party is entitled by law to enforce. Each Party may waive any obligation of or restriction upon the other Party under this Agreement only in writing. No failure, refusal, neglect, delay, waiver, forbearance or omission of either Party to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder shall constitute a waiver of any provision of this Agreement.

9.6

Entire Agreement. This Agreement and all recitals in the preamble hereto, Schedules, Exhibits and Appendices attached hereto and all agreements referred to herein, including the Amended NDA, set forth the entire agreement and understanding between the Parties, contain all the understandings, inducements, promises and representations between the Parties relating to the matters referred to herein, and merge and supersede all prior agreements, commitments, arrangements, representations, writings and discussions between them related to the subject matter hereof, whether written or oral. Neither this Agreement nor any Schedules, Exhibits or Appendix hereto or other agreement referred to herein may be modified or amended except by a written supplement, duly executed by each of the Parties. The Appendices attached hereto are incorporated by reference herein in their entirety. In the event of any inconsistency between the terms of this Agreement and the terms and provisions of any Appendix, this Agreement shall control.

9.7

Third Party Rights. Nothing expressed or implied in this Agreement is intended to confer upon any person other than Ambient and Duke Energy and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8

Dispute Resolution.

(a)

Dispute Resolution by the Parties.  The Parties shall attempt to resolve any claims, disputes and other controversies arising out of or relating to this Agreement (collectively, “Disputes”) promptly by negotiation between executives who have authority to settle the Dispute.  A Party may give the other Party written notice of a Dispute which has not been resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting such position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive.  Within five (5) Business Days after delivery of the notice, the receiving Party shall respond with (a) a statement of that Party’s position and a summary of arguments supporting such position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within ten (10) Business Days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All negotiations pursuant to this clause are to be deemed confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)

Arbitration.  If the Dispute has not been resolved by negotiation within twenty (20) Business Days of the disputing Party’s initial notice, or if the Parties failed to meet for the first time within ten (10) Business Days of the initial notice, the Parties shall fully and finally settle all Disputes, including the arbitrability of the Agreement, by binding arbitration under the Commercial Rules of the American Arbitration Association, except to the extent that the Commercial Rules conflict with this provision, in which event, this Agreement shall control.  This arbitration provision shall not limit the right of either Party prior to or during any such Dispute to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purpose of maintaining the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.  Within ten (10) calendar days of service of a Demand for Arbitration, the Parties may agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon, a panel of three arbitrators shall be named.  One arbitrator shall be selected by each Party.  A knowledgeable, disinterested and impartial arbitrator shall be selected by the two arbitrators so appointed by the Parties.  If the arbitrators appointed by the Parties cannot agree upon the third arbitrator within ten (10) calendar days, then either Party may apply to any judge in any court of competent jurisdiction in North Carolina for appointment of the third arbitrator.  The arbitrator(s) shall have the authority only to award equitable relief and compensatory damages, and shall not have the authority to award punitive damages or other non-compensatory damages.  Each Party shall be responsible for the fees, expenses and costs incurred by the arbitrator appointed by each Party, and the fees, expenses and costs of the third arbitrator (or single arbitrator) shall be borne equally by the parties.  The decision of the arbitrator(s) shall be final and binding and may not be appealed.  Any party may apply to any court having jurisdiction to enforce the decision of the arbitrator(s) and to obtain a judgment thereon.   All arbitration proceedings held pursuant to this Agreement shall be held in Charlotte, North Carolina.  The discovery provision of the New York State Rules of Civil Procedure in effect at the time of arbitration shall be deemed incorporated herein for the purpose of such arbitration proceedings.  Either Party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (i) the arbitration agreement governing the other arbitration permits consolidation, (ii) the arbitrations to be consolidated substantially involve common questions of law or fact, and (iii) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

(c)

Restraining Order and Injunction.  Notwithstanding anything to the contrary in this Section 9.8, either Party may (i) seek a restraining order or preliminary and final injunctive relief in a court of competent jurisdiction in North Carolina, the exclusive jurisdiction of such courts with respect to such purposes each Party hereby consents, regarding the unauthorized disclosure of such Party’s Confidential Information or intellectual property infringement or to enforce the other Party’s indemnity obligations, without first using the procedures in this Section 9.8 without the necessity of proof of damages or the posting of a bond or other security.

(d)

Release Events ..   Notwithstanding anything to the contrary in this Section 9.8, the Parties agree that any dispute resolution, including arbitration, regarding whether a Release Event has occurred as described in Section 8.4(a) shall be completed, to the extent reasonably possible, within sixty (60) days after Ambient provides notice of its objection to the release of the Technology Deposit Materials, and that the Parties shall cooperate in good faith in conducting any arbitration to allow the arbitrators to render a decision within such time.  In the event a decision is not reached within such period of time, Duke Energy shall be entitled to the release of the Technology Deposit Materials as set forth in Section 8.4(a).

9.9

Governing Law.  This Agreement is governed by the laws of the State of New York, without regard to its conflicts of laws rules.  The parties agree that the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

9.10

Insurance. Throughout the performance of its obligations under this Agreement, Ambient shall maintain at its expense, and shall require any Contract Manufacturer to maintain, a policy or policies of insurance for each type of coverage and with the minimum limits stated below.

(a)

Worker’s compensation insurance with statutory limits, and employer’s liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by disease.

(b)

Commercial general liability insurance with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, such insurance shall include but not be limited to products/completed operations liability, owners and contractors protective blanket contractual liability, personal injury liability and broad form property damage to include coverage for damage to property of others in their care, custody and control.  Such insurance shall (i) be primary for all purposes; and (ii) contain no insurer versus insured exclusion.

(c)

Comprehensive automobile liability or equivalent insurance with a combined single limit of not less than $1,000,000 per occurrence.  Such insurance shall include coverage for owned, hired and non-owned automobiles, and contractual liability.

(d)

Errors and Omissions insurance with a limit of not less than $2,000,000 per occurrence.

(e)

Property Insurance.  Ambient and its subcontractors shall be responsible for providing all-risk property insurance for any location that has Duke Energy-Supplied Components and/or Duke Energy owned components.  Coverage shall be written on an all risk form at replacement cost valuation.  The insurance shall include coverage for damage to property of others in their care custody and control.

(f)

Transit Insurance.  In connection with handling and delivery of all Duke Energy-Supplied Components, Ambient and its subcontractors shall be responsible for providing all-risk property damage insurance during the handling and delivery transit to any location that has Duke Energy-Supplied Components.  Coverage shall be written with replacement cost valuation.  The insurance shall include coverage for damage to property of others in their care, custody and control.

(g)

All insurance policies provided and maintained by Ambient and its agent and subcontractors shall  (i) be underwritten by insurers which are rated “A-VII” or higher, (ii) provide that such policies are without right of contribution from any other insurance available to Duke Energy and its affiliates and (iii) contain severability of interest provisions; and (iv) shall contain no insured versus insured exclusion, and (iv) be primary and endorsed to add Duke Energy as an additional insured, except for workers compensation and employer’s liability and Errors and Omissions insurance policies, and shall include waivers of any right of subrogation of the insurers against Duke Energy, its officers, directors, employees and subcontractors of all tiers and have deductibles not to exceed $100,000 which shall be the sole responsibility of Ambient.  Certificates of insurance shall be provided to Duke Energy within thirty (30) days following the Effective Date.  Such certificates and policy endorsements shall provide that the insurer will provide thirty (30) days’ written notice to Duke Energy prior to cancellation of any policy.

9.11

Compliance with Laws. Unless exempted by the applicable rules, regulations or orders, Ambient and Duke Energy shall, and Ambient shall use commercially reasonable efforts to cause its Contract Manufacturers to, comply fully at all times relevant to this Agreement with all applicable Legal Requirements, including, but not limited to: (a) Executive Order 1 1246 issued by the President of the United States on September 24, 1965; (b) the Vietnam Era Veterans Readjustment Assistance Act of 1974 and applicable sections of 41 CFR and 48 CFR 52.222.35 relating to the employment of veterans; (c) Sections 503 of the Rehabilitation Act of 1 973 and 48 CFR 52.222-36; (d) regulations of the United States Occupational Safety and Health Act; (e) 15 U.S.C. 637(d)(3) and 48 CFR 52.219 (Aid to Small Business); (f) 48 CFR 52.202-1 (Definitions); (g) 48 CFR 52.203-3 (Gratuities); (h) 48 CFR 52.203-5 (Covenant Against Contingent Fees); (i) 48 CFR 52.203-6 (Restrictions on Subcontractor Sales to the Government); (j) 48 CFR 52.203-7 (Anti-Kickback Procedures); (k) 48 CFR 52.203-8 (Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity); (1) 48 CFR 52.209-6 (Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment); (m) 48 CFR 52.212-5 (Contract Terms and Conditions Required to Implement Statutes or Executive Orders-Commercial Items); (n) 48 CFR 52.2 15-19 (Notification of Ownership Changes); (o) 48 CFR 52.222-21 (Prohibition of Segregated Facilities); (p) 48 CFR 52.222-26 (Equal Opportunity); (q) 48 CFR 52.223-13 (Certification of Toxic Chemical Release Reporting); (r) 48 CFR 52.223- 14 (Toxic Chemical Release Reporting); (s) 48 CFR 52.229-1 (State and Local Taxes); (t) 48 CFR 52.232-23 (Assignment of Claims); (u) all applicable rules, regulations and orders issued by the United States Secretary of Labor under any of the foregoing; (v) any Smart Grid Funding Laws if the Parties agree to any amendments pursuant to Section 9.26; and (w) all amendments of the foregoing that may be made from time to time. “CFR” is the Code of Federal Regulations.

9.12

No Assignment. Neither Ambient nor Duke Energy shall assign this Agreement without the prior written consent of the other Party which shall not be unreasonably withheld except that Duke Energy may, upon written notice, assign this Agreement to an Affiliate of Duke without the permission of Ambient. Any attempted assignment in contravention of this provision shall be ineffective and void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Ambient may assign this Agreement to a third party which purchasers all or substantially all of its assets or is the surviving party in a merger transaction.

9.13

Claims. Except as otherwise provided in this Agreement, claims by either Party, however asserted, shall be commenced within two (2) years from the date the cause of action accrues.

9.14

Divested Entities.  If during the term of this Agreement Duke Energy in any manner divests any entity which is then a Party to the Agreement (a “Divested Entity”), the Divested Entity shall have the benefit of the Agreement and shall be allowed to continue to use the Software in its current capacity (for the specific software configuration in use at the time) for a period not to exceed six (6) months after the date of the divestiture so long as each such Divested Entity agrees in writing to abide by the terms of this Agreement.  If any Divested Entity desires to have the benefit of the Agreement or use the Software beyond such six (6) month period, then such Divested Entity must enter into a separate license agreement with Ambient.  If any Divested Entity elects not to continue to have the benefit of the Agreement and the use of the Software beyond such six (6) month period, all Software and related materials used by the Divested Entities must be returned to Ambient.

9.15

Publicity.  Ambient shall not use the name of Duke Energy or any of its Affiliates or the fact that Ambient is performing services for or providing products to Duke Energy or its Affiliates in any press releases, media statements or public communications or otherwise publicize this Agreement without Duke Energy’s prior written consent.  Ambient shall not use Duke Energy’s or any Affiliate’s name, logos, copyrights, trademarks, service marks, trade names or trade secrets in any way without Duke Energy’s prior written consent, and Duke Energy shall not be deemed to have granted Ambient a license of, or granted Ambient any rights in, any of the foregoing by entering into this Agreement.  Ambient may issue a press release with respect to the subject of this Agreement, which press release and the timing thereof shall be subject to Duke Energy’s review and approval (which shall not be unreasonably withheld or delayed). Ambient may refer to Duke Energy in any filing to the U.S. Securities and Exchange Commission, but only to the extent necessary to comply with applicable disclosure obligations under U.S. securities laws and related laws and regulations.

9.16

Permits, Statutes and Codes.  Ambient shall comply with the requirements of all statutes, acts, ordinances, regulations, codes and standards of legally constituted authorities having jurisdiction with respect to Products, Software and Documentation and the Services performed by Ambient.  Duke Energy shall comply with the requirements of all statutes, acts, ordinances, regulations, codes and standards of legally constituted authorities having jurisdiction over the performance by Duke Energy of this Agreement.

9.17

Captions Not Controlling.  The captions used in this Agreement and schedules are solely for reference purposes and such captions shall not be considered in construing or interpreting any provision of this Agreement.

9.18

No Construction Against the Drafter.  The Parties agree that this Agreement is the result of careful negotiations between sophisticated Parties and thus any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement.

9.19

Multiple Counterparts. This Agreement may be executed in one or more counterparts (including those delivered by facsimile or other electronic means), each of which shall be deemed an original hereof but all of which together shall constitute one and the same instrument.

9.20

No Exclusivity.  This Agreement does not confer an exclusive arrangement on either Party.  Duke Energy is not required to engage Ambient to deliver any Product or Software or perform any Services under this Agreement and Ambient is not required to deliver any equipment or perform any Services under this Agreement until the issuance and acceptance of a Release.  Either Party may, in its sole discretion, enter into agreements with other companies for similar Product, Software and Services.

9.21

Fraud and Ethics.  Ambient shall be familiar with and shall adhere to the principles of Duke Energy’s Code of Conduct as in effect on the Effective Date, located at http://www.duke-energy.com/suppliers/code-of-conduct.asp, and with Duke Energy’s Code of Business Ethics. Ambient shall promptly report any fraud, illegal activity, fiscal waste or abuse, or other violations of Duke Energy’s Code of Conduct or Code of Business Ethics by any party, including Ambient’s suppliers and service providers.  Such activity may be reported by contacting: (a) the applicable Duke Energy Contract Administrator, (b) Duke Energy's Chief Compliance Officer at 704-382-6510, (c) Duke Energy's Ethics Line at 800-525-3783, which may be called anonymously, or (d) Duke Energy’s website at www.dukeenergy-ethicsline.com which is managed by a third party.

9.22

Cyber Security.  Should Ambient or any of its employees, subcontractors, representatives, or any other similarly authorized third parties under the control of Ambient who will be providing Services hereunder on behalf of such Ambient require or be permitted unescorted access to Duke Energy’s electronic or physical assets, which are classified as "critical" under Duke Energy's Standard 6000 for Cyber Security or the regulatory requirements of the North American Electric Reliability Corporation (NERC), all such persons shall be required to meet certain pre-requisites prior to access to any such critical assets.  Therefore, when any secured electronic or physical access is needed or permitted, all persons identified above in this provision shall, to the extent not prohibited by applicable law: (a) successfully complete the Duke Energy-administered background screening requirement; (b) take the Duke Energy-administered Cyber Security training; and (c) be given a company identification number in the Duke Energy Human Resources Management System (HRMS) for tracking purposes.

9.23

Asbestos Products.  Except as otherwise authorized by Duke Energy in writing, all Products delivered hereunder shall contain zero percent asbestos or refractory ceramic fibers.  If Duke Energy authorizes such delivery or use, Ambient shall clearly mark all containers or other materials containing asbestos or refractory ceramic fibers, and such containers or materials shall be sealed to prevent any leakage of asbestos or ceramic fibers.

9.24

Diverse Suppliers.  For any Release under this Agreement (i) in which the total compensation to Ambient will equal or exceed $550,000, and (ii) at the time of acceptance by Ambient, Ambient has 500 or more employees worldwide, Ambient shall adopt and utilize a subcontracting plan that complies with 48 C.F.R. 52-219-9 for Small Diverse Suppliers (“SDS”).  Ambient shall:  (x) use all commercially reasonable efforts to utilize SDS (and Large Diverse Suppliers) as required by law; and (y) provide Duke Energy a quarterly status report in a format reasonably acceptable to Duke Energy.   Such report shall be entered on Duke Energy’s website at http://www.duke-energy.com/suppliers/supplier-diversity.asp.  Duke Energy, its designated auditors and any applicable government agency shall have the right of access during normal business hours to inspect Ambient’s records related to SDS and compliance with this section.

9.25

Cooperation; Development.

(a)

The Parties acknowledge that the technology, legislative mandates and regulatory landscape for smart grids are evolving and that they desire to be at the forefront of those developments and to work together to address those developments in the context of implementing this Agreement.  Therefore, from time to time, Duke Energy may (i) suggest modifications to the Software and/or the Products, (ii) request that Ambient undertake modifications to the Software and/or the Products, (iii) request that Ambient undertake to develop additional software or new applications for use by Duke Energy in connection with the Products or Software, or (iv) request that Ambient work with third parties with which Duke Energy has contracted (“Third Party Service Providers”) to make the Software and/or Products more robust or have better functionality (each a “Development Request”).  Ambient shall make a good faith effort to provide to Duke Energy a statement of work and development proposal including the reasonable time and cost or reasonable proposed fee basis for completing such development in sufficient detail to enable Duke Energy to determine the reasonableness of such proposal (“Development Proposal”).  If Duke Energy approves the Development Proposal, Ambient shall use commercially reasonable efforts to complete the work in accordance with the Development Proposal. Duke Energy shall remit the agreed upon development fee in accordance with the agreed upon Development Proposal.

(b)

Duke Energy shall maintain all rights to any of its intellectual property contained in its Development Request, and such shall be deemed to be Duke Energy Technology.  If Ambient develops intellectual property pursuant to a Development Proposal, such Ambient-developed intellectual property shall be “Ambient

Technology” and shall be the sole and exclusive property of Ambient and, if it is Software, licensed to Duke Energy as if it were a standard Update or Upgrade, unless otherwise agreed upon in writing by the Parties.

(c)

If the Development Proposal calls for collaborative development by the Parties or by one or more of the Parties and any Third Party Service Providers, unless otherwise agreed in writing by the Parties and Third Party Service Providers, as applicable, the intellectual property developed in connection with the Development Proposal shall be considered jointly owned by the collaborators and may be fully exploited by each of the collaborators without any obligation to account to the other collaborators. With respect to the Parties, if the jointly owned property includes trade secret or confidential information, then each Party agrees to maintain the confidentiality of such trade secret or confidential information in accordance with the Amended NDA unless released from such obligation by the other Party.  Unless otherwise agreed in writing, each collaborator  may, at its own initiative and expense, seek to obtain patent and/or copyright registration for any jointly owned property in the United States or in other jurisdictions; provided it (i) first notifies the other collaborators and gives such collaborators a reasonable opportunity to participate in the registration process and related decision-making; and (ii) discloses in such application the joint ownership nature of the property, including possible rights arising out of joint authorship and invention, as applicable.  If another collaborator elects to participate in the registration application process, it shall notify the initiating collaborator within thirty (30) days and bear its fair share of the expense thereof and may participate fully in the decisions regarding the handling of the registration process.  If the other collaborators choose not to participate in the registration application process (or fail to respond to the notice within thirty (30) days from the date of the notice), but do not object to the registration, the initiating collaborator may proceed with the registration and shall have the sole right to control the registration process for which notice was given and the right to make final decisions relative to the enforcement of any such patent or copyright granted (including extensions, modifications and/or continuations, in whole or in part) other than as a defensive measure or affirmative defense in response to an infringement suit or claim brought by a third party.  If any other collaborator, within thirty (30) days from the date of the notice, objects in good faith to the registration of the jointly owned property, the registration may not proceed until the collaborators either reach mutual agreement on the handling of the registration, or resolve any dispute relating to the same pursuant to any dispute resolution process permitted under this Agreement.

(d)

During the Term of this Agreement, Ambient shall use commercially reasonable efforts to evolve its Products such that they remain compatible with new versions of the Duke Energy Supplied Components.

9.26

Stimulus Funding.  Ambient acknowledges that Duke Energy may apply for funding from the American Recovery and Reinvestment Act of 2009 ("ARRA"). In the event Duke Energy is entitled to any funding through ARRA (as it may be amended), or any subsequent federal laws which relate to the "Smart Grid" or are intended to help support the modernization of the nation's electricity transmission and distribution system ("Smart Grid Funding Laws"), Ambient agrees to consider and negotiate in good faith with Duke Energy to amend this Agreement as necessary to comply with the applicable Smart Grid Funding Laws, including without limitation any regulations, directives, criteria, standards, or policies which may be issued by the Department of Energy, National Institute of Standards and Technology, or the Federal Energy Regulatory Commission, or the terms of any grants or agreements entered into pursuant thereto.  Any such amendments would need to be agreed upon by both Parties in accordance with Section 9.6 of this Agreement.  In the event the parties agree to amend this Agreement in order to comply with a particular Smart Grid Funding Law, then that Smart Grid Funding Law shall be deemed included within the definition of “Legal Requirements” for purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Product Sales, Services & Software Agreement to be duly executed on its behalf effective as of the Effective Date.

DUKE ENERGY BUSINESS SERVICES LLC

On its own behalf and as agent for and on behalf of:

DUKE ENERGY CAROLINAS, LLC,

DUKE ENERGY INDIANA, INC.

DUKE ENERGY OHIO, INC.

DUKE ENERGY KENTUCKY, INC.

By/s/Ronald Reising

Name:

Ronald Reising

Title:

Vice President

AMBIENT CORPORATION

By/s/ John J. Joyce

Name:

John J. Joyce

Title:

Chief Executive Officer

Appendix A-1: Conditions of Supply of Products

Appendix A-2: Conditions of Supply of Services

Appendix A-3: Software License Agreement

Appendix A-4:  Software Maintenance Agreement

APPENDIX A-1:

CONDITIONS FOR SUPPLY OF PRODUCTS

1.

GENERAL.  Unless otherwise agreed in writing by Ambient, and except as otherwise set forth in the Agreement, these Conditions apply to the supply of Products by Ambient to Duke Energy under this Agreement.  The Parties acknowledge that any use they might make of stationery, purchase orders or similar documents bearing any conditions of Duke Energy or Ambient shall be purely for its administrative convenience, and such use shall not result in such conditions being incorporated into this Appendix A-1.  Use of Software is governed by the software license terms as set forth in Appendix A-3.

2.

FORECASTING AND ORDERING PROCEDURES.

(a)

Forecast.  Within ten (10) Business Days after the Effective Date, Duke Energy will provide Ambient with a forecast setting forth Duke Energy's good faith anticipated requirements for purchase of Products by Ambient's model number for the upcoming twelve-month period on a month-by-month basis (the “Blanket Purchase Order”).  Thereafter on or before the first Business Day of each month, Duke Energy will provide Ambient with a Blanket Purchase Order setting forth Duke Energy's good faith anticipated requirements for purchase of Products by Ambient's model number for the upcoming twelve-month period on a month-by-month basis.

(b)

Releases.

i.

Duke Energy shall initiate purchases under this Agreement by submitting written releases (each, a “Release”).  Duke Energy shall specify which Duke Energy company is purchasing the Products.  Each Release will be a firm order.  Releases shall not exceed the Blanket Purchase Order for the applicable period to which they relate except with the prior written consent of Ambient.  Each Release will include Ambient's model number for the Product, and the requested shipping point to Duke Energy for each Product listed thereon.  Within ten (10) Business Days after the Effective Date, Duke Energy will issue a Release for the ensuing [**].  Thereafter on the first Business Day of each calendar month, Duke Energy will issue Releases for the ensuing [**].

ii.

Ambient shall provide notice confirming receipt of each Release within ten (10) Business Days of its receipt thereof, with such receipt containing a notice of any issues with the Release.

iii.

Ambient and Duke Energy shall thereafter confer with one another to resolve any issues with the Release.

iv.

To the extent a Release conforms to the Blanket Purchase Order for the applicable period, the Scheduled Delivery Date shall be by the date requested by Duke Energy in the Release if it is consistent with the Lead Times.  To the extent a Release does not conform to the Blanket Purchase Order for the applicable period or the relevant Lead Times, Ambient shall use commercially reasonable efforts to accommodate Duke Energy’s requested delivery dates.

v.

Ambient shall provide written notice to Duke Energy of Ambient’s acceptance of a Release, such written notice to contain the Scheduled Delivery Date(s).

vi.

Except as set forth in Section 2(c), all changes to the Release shall require Ambient’s and Duke Energy’s prior written approval.

(c)

Cancellation or Delay by Duke Energy.  Duke Energy may not cancel or delay the quantity of Product on an accepted Release except in accordance with the following provisions.

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i.

Duke Energy may cancel that portion of any accepted Release with a Scheduled Delivery Date that is later than the date computed by adding the applicable Lead Time to the date that Duke Energy notifies Ambient of such cancellation. For example, if the Scheduled Delivery Date for an item in a Release is October 1, 2009 and the applicable Lead Time for that item is ninety (90) days, then Duke Energy may cancel its order for that item any time prior to July 3, 2009.  In the event of such a cancellation, Duke Energy shall pay to Ambient all demonstrable direct amounts expended by Ambient on account of equipment, supplies and components purchased by, and the charges of Contract Manufacturers used by, and any additional labor costs incurred by Ambient for Duke Energy to meet that portion of the cancelled Release (“Cancellation Fees”).  The Cancellation Fees shall not exceed the price of the Products canceled.  Duke Energy shall be entitled to a refund for the net amount realized by Ambient from the resale or other disposition of such equipment, supplies and components within one hundred eighty (180) days from notice of cancellation. Ambient shall use commercially reasonable efforts to minimize any costs relating to Duke Energy’s cancellation of a Release.  For avoidance of doubt, Duke Energy shall be assessed no penalty, cost or other damages relating to its cancellation of any portion of a Release that is cancelled in compliance with this Section 2(c)(i) except as provided under this Section 2(c)(i), and the Cancellation Fees described in this Section (2)(c)(i) shall be Ambient’s sole remedy with regard to Duke Energy’s cancellation of that portion of a Release that is cancelled in compliance with this Section 2(c)(i).

ii.

With respect to an accepted Release, Duke Energy may extend the associated Scheduled Delivery Date by no more than thirty (30) days, provided that (i) Duke Energy so notifies Ambient at least ninety (90) days before the original Scheduled Delivery Date for that Release and (ii) the aggregate delays for all deliveries under a particular Release shall not exceed forty-five (45) days in the aggregate.

iii.

Duke Energy may cancel a Release in accordance with Section 3(b), in which case there shall be no Cancellation Fees.

3.

DELIVERY.

(a)

Delivery.  Ambient shall deliver Products to Duke Energy in accordance with the Scheduled Delivery Date, provided that notwithstanding anything in this Agreement to the contrary, the parties agree that a delivery of Products that arrives within five (5) Business Days before or after the Scheduled Delivery Date shall be deemed timely. At Duke Energy’s option, as specified in a Release, delivery will be:

i.

FOB Destination, whereby Ambient shall arrange for delivery to the location within the United States specified by Duke Energy.  Title and risk of loss in the Products will pass to Duke Energy upon delivery to the named destination.

ii.

FCA Shipping Point, whereby Ambient shall arrange for delivery to a carrier selected by Duke Energy.  Title and risk of loss in the Products will pass to Duke Energy upon delivery to the selected carrier at the Shipping Point.

iii.

Any other available method of delivery on commercially reasonable terms.

(b)

Delivery Delays by Ambient.  In the event of a Delayed Release, Ambient shall promptly notify Duke Energy and shall as soon as possible thereafter provide a date on which Ambient shall deliver that shipment, such date becoming the Scheduled Delivery Date for that shipment.  In addition, in the event that the Delayed Release was placed by Duke Energy in accordance with the applicable Lead Time and Ambient delivery is not made within [**] of the Scheduled Delivery Date for reasons other than a force majeure, the invoiced amount owing to Ambient on account of such delivery may be reduced by liquidated damages in amount equal to [**] of the total purchase price for the Products that are in such Delayed Release that have not been delivered within [**] of the Scheduled Delivery Date and [**] of the invoice

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amount for those Products for which delivery is late by [**], which the Parties agree is a fair and reasonable determination of the amount of actual damages which Duke Energy would incur due to such a delay and that such liquidated damages do not constitute a penalty.  In its sole discretion, and as an alternative to the liquidated damages described in this Section 3(b) of Appendix A-1, Duke Energy shall have the right to cancel that portion of any Delayed Release without penalty or charge that is not delivered to Duke Energy within [**] of the Scheduled Delivery Date for reasons other than force majeure, and in such case, Duke Energy shall have available any and all additional rights under this Agreement, at law or in equity with regard Ambient’s failure to deliver within [**] of the Scheduled Delivery Date.  Notwithstanding the foregoing, no liquidated damages will be applied to reduce the purchase price of the Products if the Delayed Release is the result of Duke Energy’s failure to supply Duke Energy-Supplied Components to Ambient in compliance with a schedule established by the Parties.  If Duke Energy fails to supply Duke Energy-Supplied Components to Ambient in compliance with a schedule established by the Parties, Duke Energy shall pay Ambient all amounts expended by Ambient on account of equipment, supplies and components purchased by, and the charges of Contract Manufacturers used by, and any additional labor costs incurred by Ambient for Duke Energy occasioned by such delay.

4.

ACCEPTANCE.

(a)

Duke Energy will accept Products if such Products conform in all material respects to the Specifications.  Duke Energy may reject any item that fails to conform in any material respect to the Specifications as determined by Duke Energy in accordance herewith (“Rejected Products”).  Rejected Products shall be determined on a unit basis.  Duke Energy shall not reject an entire pallet of Products unless at least [**] of the units of the pallet fail to meet the Specifications, and Duke Energy shall not reject an entire shipping container of Products unless at least [**] of the pallets in that container fail to meet the Specifications.

(b)

Duke Energy shall perform such acceptance tests as Duke Energy deems appropriate following Duke Energy’s receipt of Products.  Duke Energy shall perform such tests within [**] of its receipt of Products (as applicable, the “Inspection Period”).  Duke Energy shall notify Ambient within the Inspection Period of any Product not meeting the Specifications.

(c)

Subject to the terms of Section 7 of this Appendix A-1, Duke Energy shall make arrangements to return any rejected Products or shipments to a location within the United States in accordance with Ambient’s reasonable instructions and at Ambient’s sole expense.  Risk of loss relating to any returned Products shall pass to Ambient upon delivery of such Products to the Ambient-designated location.

(d)

If Duke Energy does not provide notice of rejection within the Inspection Period or does not return Products within the time limits set forth above, then Duke Energy agrees that the Products shall be deemed accepted; provided that and for avoidance of doubt, Duke Energy shall have no obligation to pay for any Rejected Products.  The foregoing acceptance procedure shall not relieve Duke Energy of its obligation to pay for the quantity of Products that it has accepted.  For example, if Ambient ships 1,000 units to Duke Energy and 10 units are rejected and returned, the Duke Energy will be obligated to pay for 990 units.  If Duke Energy has already paid for any Rejected Products, Ambient shall return such payment within [**] of a notice of rejection from Duke Energy.

5.

PRICES.  Duke Energy shall pay Ambient the prices set forth in Schedule A-1 attached hereto for the Products listed therein; provided that for any Products purchased by Duke Energy not listed in Schedule A-1, Duke Energy shall pay to Ambient the prices mutually agreed to by the Parties.

6.

WARRANTIES.

6.1

Ambient represents and warrants that: (a) Ambient shall deliver good, exclusive and marketable title to the Products free and clear of all liens, security interests, claims, and encumbrances; (b) for a period of [**] after acceptance by Duke Energy the Products shall be free from defects in materials and workmanship and shall comply

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with the Specifications; (c) except as authorized by Duke Energy, in writing, the Products shall contain zero percent asbestos, (d) Ambient shall not violate any federal, state, local or foreign statute, law, rule, regulation or order in manufacturing, selling or delivering of the Products.

6.2

This limited warranty and the remedies hereunder are limited to Products properly used, maintained, stored, installed and used for their intended purpose and use only, in accordance with Ambient instructions; provided, however, this limitation applies solely to the extent: (i) that any use, maintenance, storage or installation requirements are set forth in the Documentation; (ii) that any deviation from the use, maintenance, storage, or installation requirements set forth in the Documentation actually caused the damages that Ambient attempts to exclude under this Section 6.2; and (iii) that the limitation expressed in this Section 6.3 is not inconsistent with any express warranties provided under the Agreement.

6.3

Ambient cannot be responsible for ancillary equipment not supplied by Ambient, which is attached to or used in connection with the Products, except to the extent of damage caused by the Products, Services or Software to such ancillary equipment.  Ambient cannot be responsible for any damage to the Products resulting from the use or operation of the ancillary equipment not set forth in the Specifications and not furnished, approved or recommended by Ambient for use with the Products.

7.

WARRANTY SERVICE AND CLAIMS.

7.1

Ambient will either repair or, at its election, replace any Products that do not comply with the warranty in Section 6.1 of this Appendix A-1.  Such repair or replacement shall be made as soon as practical, but in any event within [**] of receipt of notice from Duke Energy.  Ambient shall cause such repairs or replacement to be made at the location where the Products are installed unless Ambient determines that return of Products is required for repair or replacement.

7.2

Unless Ambient gives other instructions, the defective unit will be returned to Ambient freight collect. Duke Energy must notify Ambient that the unit is being returned and must obtain a Notice of Return (NOR) number, and place this NOR number on the outside of all boxes returned to Ambient.  Ambient must provide Duke Energy with a NOR number upon request.

7.3

AMBIENT may inspect the unit to verify that it is eligible for repair or replacement.

7.4

Ambient will repair or, at its election, replace the defective unit. Units repaired or replaced shall be returned to Duke Energy FOB Destination PPA as set forth in Section 3 of this Appendix A-1, provided however, Ambient shall be solely responsible for Duties and Supplemental Amounts for the repair or replacement of Products previously delivered to Duke Energy.

7.5

All replacement Products shall comply with the warranty provisions of this Agreement for a period of [**] from receipt.

8.

MISCELLANEOUS.

8.1

Agreement.  These Conditions for Supply of Products are part of, and are subject to, the terms and conditions of the Agreement to which they are annexed.  All terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

8.2

Documentation. Ambient shall promptly provide Duke Energy with Documentation and revisions thereto for any Products ordered by Duke Energy.

8.3

Inspection of Facilities.  Duke Energy shall have the right to conduct an inspection of Ambient’s manufacturing facilities, and Ambient shall use commercially reasonable means to cause its Contract Manufacturers involved in the production of Products for Duke Energy to grant Duke Energy such right with respect to such Contract Manufacturers’ facilities, upon twenty (20) Business Days prior written notice and during such entities’

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normal business hours, to inspect the Products and the manufacturing and assembling process for the Products and to inspect all applicable quality assurance and other records relating to the Products without charge to Duke Energy (provided that, for the avoidance of doubt, Duke Energy shall be responsible for all travel and other expenses associated with the personnel conducting such inspection on Duke Energy’s behalf). Duke Energy may exercise such right not more than once per calendar year, unless it would be reasonable under the circumstances to require more request inspections (for example, following frequent Product failures or rejections).  All information obtained by inspectors during any such audit shall be treated as Ambient Confidential Information, and such inspection shall be conducted in a manner that precludes access to confidential information of third parties excepting Ambient Contract Manufacturers involved in the production of Products for Duke Energy.

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Schedule A-1

Table : PRODUCT PRICES

	Order Volume:	[**]	[**]
Model	Description	Unit Price	Unit Price

A specific model number is required and assigned for each combination of options.  Models that are most likely to be ordered by Duke are listed below.  Contact Ambient for model numbers for any combinations not listed below.

Pole-mount Nodes
X-3100-YB1	Pole-mount node with gray enclosure, Cellular modem, [**] (provided by Duke), 6 kV surge suppression module, Universal Bracket, [**]	$[**]	$[**]

X-3100-YBA	Pole-mount node with gray enclosure, Cellular modem, [**] (provided by Duke), "last gasp" battery option, 6 kV surge suppression module, Universal Bracket, [**]	$[**]	$[**]

X-3100-YBB	Pole-mount node with gray enclosure, Cellular modem, [**] (provided by Duke) assembly, [**] (supplied by Duke) assembly and antennas, 6 kV surge suppression module, Universal Bracket, [**]	$[**]	$[**]

X-3100-YBC

Pole-mount node with gray enclosure, Cellular modem, [**] (provided by Duke) assembly, [**] (supplied by Duke) assembly and antennas, "last gasp" battery option, 6 kV surge suppression module, Universal Bracket, [**]

		$[**]	$[**]

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Pad-mount Nodes
X-3100-GB1	Pad-mount node with green enclosure, Cellular modem, [**] (provided by Duke), 6 kV surge suppression module, Universal Bracket, [**]; typically ordered with A-PMK-310	$[**]	$[**]

X-3100-GBA	Pad-mount node with green enclosure, Cellular modem, [**] (provided by Duke), "last gasp" battery option, 6 kV surge suppression module, Universal Bracket, [**]; typically ordered with A-PMK-310	$[**]	$[**]

X-3100-GBB

Pad-mount node with green enclosure, Cellular modem, [**] (provided by Duke) assembly, [**] (supplied by Duke) assembly and antennas, 6 kV surge suppression module, Universal Bracket, [**]; typically ordered with A-PMK-310

		$[**]	$[**]

X-3100-GBC

Pad-mount node with green enclosure, Cellular modem, [**] (provided by Duke) assembly, [**] (supplied by Duke) assembly and antennas, "last gasp" battery option, 6 kV surge suppression module, Universal Bracket, Node software license, [**]; typically ordered with A-PMK-310

		$[**]	$[**]

Option
A-PMK-310	Pad-mount Kit (Two Piece Locking Cover and pad-mount mounting foot)	$[**]	$[**]

The prices stated above are in effect for the first twelve (12) months following the Effective Date.  Thereafter, the prices stated above shall continue in effect for the term of the Agreement; provided that if Ambient’s costs of production increase by more than [**] in a calendar quarter compared to the previous calendar quarter due to Ambient’s costs of raw materials, Ambient’s costs for Contract Manufacturers required by Duke Energy when Duke Energy does not consent to a change of Contract Manufacturers desired by Ambient, macroeconomic conditions affecting the U.S. or global economies, changes in laws, industry-wide changes to the smart-grid marketplace or acts of war or terrorism, Duke Energy agrees to consider and negotiate in good faith with Ambient to amend this Schedule A-1 after receipt of written notice from Ambient describing in reasonable detail and substantiating the costs of production increase.

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The following [**] structure for base unit models (i.e., X-3100-YB1 or X-3100-GB1) will apply for all Firm Order Releases.

Table : Volume [**] Levels for Common Configurations

Cumulative Quantities	X-3100-YB1 (Electric/ Pole-mount) Unit Price	X-3100-GB1+ A-PMK-310 (Electric/ Pad-mount) Unit Price	X-3100-YBB (Combo/ Pole-mount) Unit Price	X-3100-GBB+ A-PMK-310 (Combo/ Pad-mount) Unit Price
[**]	$[**]	$[**]	$[**]	$[**]
[**]	$[**]	$[**]	$[**]	$[**]
[**]	$[**]	$[**]	$[**]	$[**]
[**]	$[**]	$[**]	$[**]	$[**]
[**]	$[**]	$[**]	$[**]	$[**]
[**] [**]	$[**]	$[**]	$[**]	$[**]

For all other models not listed in Table 2, Ambient will apply the [**] levels listed in the table below to the [**] unit volume prices of the respective models listed in Table 1.

Table : Volume [**] Levels

Cumulative Quantities	Unit Price [**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

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APPENDIX A-2:

CONDITIONS FOR SUPPLY OF SERVICES

1.

SERVICES. Ambient will provide to Duke Energy the services (the “Services”) which the Parties have mutually agreed that Ambient will provide.  Duke Energy may engage Ambient for such services by a purchase order for its administrative convenience, but such use shall not result in such conditions being incorporated into this Appendix A-2.

2.

RATES. The rates for the Services shall be as agreed to by the parties.

3.

WARRANTY. Services performed hereunder shall be performed in a professional manner consistent with the standards of quality and care typical within the industry at the time of performance for similar services.  In the event any portion of the Services furnished to Duke Energy fails to comply with this warranty obligation, Ambient will promptly re-perform such portion of the Services without additional compensation from Duke Energy or, if re-performance is impractical or impossible as mutually agreed by the Parties, will refund the amount of the compensation paid to Ambient for such portion of the Services. Ambient shall employ only competent and experienced personnel to perform the Services.

4.

SAFETY AND SECURITY.  All Services performed by Ambient or any other person or entity on Duke Energy’s premises or in the community, and the design of all equipment and systems brought onto Duke Energy’s premises and Products to be installed in the community, shall comply fully with (i) all applicable Legal Requirements, including without limitation the occupational safety and health standards in 29 C.F.R. sections 1910 and 1926, and (ii) Duke Energy’s safety and security policies and regulations which have been provided in writing to Ambient, all as amended from time to time. At least two weeks before any Services are performed on Duke Energy’s premises or in the community, Ambient shall deliver to Duke Energy: (a) a copy of Ambient’s hazard communication program; (b) a list of all hazardous chemicals and other substances Ambient proposes to bring onto Duke Energy’s premises or are contained in Products, if any, and the quantities of each; and (c) material safety data sheets for each chemical and substance on the list.

5.

DUKE ENERGY RESPONSIBILITIES. Where any Services are to be performed at Duke Energy's premises, Duke Energy shall, subject to compliance by Ambient personnel with Duke Energy's reasonable safety and security requirements, allow Ambient personnel full and complete access to the area(s) where the Services are to be performed and will provide adequate office accommodation and facilities for any Ambient personnel working on its premises as required. Duke Energy will provide Ambient with all necessary co-operation, information, equipment, data and support that may be reasonably required by Ambient for the performance of the Services, including access to suitably configured computer products at such times as mutually agreed to by the Parties.

6.

PERSONNEL.

A.

Ambient and Duke Energy shall comply in all respects with all applicable immigration Legal Requirements that may impact Ambient’s or Duke Energy’s obligations under this Agreement, including the Immigration Reform and Control Act of 1986 and Form 1-9 requirements. Without limiting the generality of the foregoing, Ambient shall perform all required employment eligibility and verification checks and maintain all required employment records with respect to Ambient’s employees.

B.

For Services performed at a Duke Energy facility, in the community, or requiring access to Duke Energy’s computer network, Ambient shall be responsible for conducting adequate predeployment screening of its employees, agents or independent contractors (and its subcontractors’ employees, agents or independent contractors) prior to assigning such personnel to Duke Energy. Ambient represents and warrants that it will complete pre-deployment screening with respect to such personnel and that it will not assign such personnel to perform Services at a Duke Energy facility, in the community, or provide access to the Duke Energy computer network unless the pre-

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deployment screening does not reveal any information that Ambient, acting reasonably, considers would adversely affect such personnel’s suitability for performance of the Services. Such pre-deployment screening shall include, at a minimum, an alcohol and five-panel drug test and a background check including: a Terrorist Watch Database Search; a Social Security trace; and a state and federal criminal history check for the previous five (5) years. Except where prohibited by law, Ambient will have the ongoing duty to inform Duke Energy immediately upon learning that one of Ambient’s or its subcontractors’ employees, agents or independent contractors is not suitable for performance of the Services. Except where prohibited by law, should Ambient learn, after assigning an individual to provide Services at a Duke Energy facility, in the community, or requiring access to the Duke Energy computer network, information that Ambient, acting reasonably, considers would adversely affect such personnel’s suitability for performance of the Services, Ambient will promptly advise Duke Energy and remove the individual immediately from performing Services at a Duke Energy facility, in the community, or on the Duke Energy computer network.

C.

Ambient and its subcontractors will not assign any person to provide Services known by Ambient to have been convicted of a felony involving dishonesty or a breach of trust or who is listed in the Terrorist Watch Database. Except where prohibited by law, Ambient will have the ongoing duty to inform Duke Energy immediately upon learning that one of Ambient’s or its subcontractors’ employees, agents or independent contractors has been convicted of a felony or is listed in the Terrorist Watch Database. Except where prohibited by law, should Ambient learn after assigning an individual to provide Services that the individual has been convicted of a felony or is listed in the Terrorist Watch Database, Ambient will promptly advise Duke Energy and remove the individual immediately from performing Services at a Duke Energy facility, in the community, or on the Duke Energy computer network.

D.

Duke Energy, in its sole discretion, shall have the option of barring from performing the Services any Ambient (or subcontractor) personnel who Duke Energy determines is not suitable.

7.

AGREEMENT.  These Conditions for Supply of Services are part of, and are subject to, the terms and conditions of the Agreement to which they are annexed.  All terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

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APPENDIX A-3:

SOFTWARE LICENSE AGREEMENT

TERMS AND CONDITIONS

1.

LICENSE

1.1

Grant.  Ambient hereby grants Duke Energy, and to any third party engaged by Duke Energy to operate or maintain the Software on its behalf, a perpetual, irrevocable, non-exclusive, non-assignable, non-transferable (except as otherwise provided in this Agreement), world-wide, fully paid-up license, without right of sublicense, to install and use the object code (only) version of the Software solely to serve Duke Energy’s internal business purposes for the management of Ambient Products on an electrical distribution network operated by Duke Energy in the United States.  Such license includes all Documentation, Updates, and Upgrades provided to Duke Energy by Ambient hereunder.

1.2

Copies.  Duke Energy may make one (1) copy of the Software for archival purposes, and a reasonable number of copies of the Documentation as needed by Duke Energy solely for Duke Energy’s internal use, provided all copyright and proprietary notices are reproduced.

1.3

License Exclusions. Except as expressly authorized herein, Duke Energy shall not (i) rent, lease, loan, provide access or user rights to third parties, sell or otherwise distribute the Software, including any modification, enhancement or derivative work thereto, in whole or in part; (ii) cause or permit copying (other than as expressly permitted in this Agreement), translating, modifying, adapting, reverse engineering, decompiling or disassembling of all or any portion of the Software; or (iii) publish the results of Software performance benchmarks to any third party without Ambient’s express written consent.  Any Duke Energy contractor retained to manage or monitor Duke Energy’s network shall be allowed use of the Software for the sole purpose of managing and monitoring Duke Energy’s network.  All rights not expressly granted herein are reserved to Ambient; provided however, Ambient acknowledges and agrees that Duke Energy may, in its sole discretion, engage a third-party operator to use the Software on Duke Energy’s behalf subject to the limitations and conditions set forth in this Agreement and the Amended NDA, at any location whether inside or outside of the United States.   Duke Energy shall be responsible for such third-party operator’s compliance with the terms and conditions of the Agreement and the Amended NDA.

1.4

System Requirements; Installation.  Duke Energy shall be required to provide at its expense the minimum hardware and software system requirements specified in the Documentation.  In any installation performed by Ambient, Ambient shall perform its own installation testing procedure on the Software.  In no event shall Ambient be obligated to perform peripheral hardware installation tasks.

2.

FEES

All Software license fees are included in the prices for the Products.

3.

TITLE; CONFIDENTIALITY

3.1

Title. As between the Parties, Ambient retains title to and ownership of the Software and Documentation and to all intellectual property rights thereto, including any modification, enhancement or derivative work thereto.  Duke Energy agrees to take reasonable steps to protect the Software from unauthorized access, copying or use.  Duke Energy shall inform Ambient promptly upon discovery of any actual unauthorized access to, or use of, the Software.

3.2

Confidentiality.  The Software incorporates confidential and proprietary information developed or acquired by Ambient which shall be subject to the confidentially provisions set forth in Section 5.3 of the Agreement and the Amended NDA.

4.

LIMITED WARRANTY

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4.1

General.  Ambient warrants and covenants that: (i) it has the unencumbered right to license the Software to Duke Energy under the terms and conditions described in this Agreement; (ii) for the Software Warranty Period (defined below), the media on which the Software will be delivered to Duke Energy will be free from defects in material and workmanship that affect or may affect the proper installation of the Software, (iii) as delivered by Ambient, the Software shall not contain any viruses, Trojan horses, disabling code, timer, clock, counter or other limiting design or routine which causes the Software to be erased, inoperable or otherwise incapable of being used in the full manner for which it was designed and licensed pursuant to this Agreement; and (iv) for the Software Warranty Period, the Software will not contain any defects which shall cause the Software to fail to perform in compliance with the Documentation.  For purposes hereof, “Software Warranty Period” means [**].

4.2

Remedies.  Except as otherwise expressly provided in this Agreement, Duke Energy’s exclusive remedy for any Software that does not conform with the warranties set forth in this Agreement is for Ambient to respond and repair or replace the non-conforming Software in accordance with the terms of the Software Maintenance Agreement attached to the Agreement as Appendix A-4 but without charge or expense to Duke Energy for Software still in the Software Warranty Period; provided that (i) Duke Energy notifies Ambient of the non-conformity within the Software Warranty Period providing sufficient detail to enable Ambient to reproduce the errors and diagnose the non-conformity, or sufficient information to confirm the non-conformity exists; (ii) Duke Energy has installed all Updates and Upgrades made available pursuant to Ambient’s Maintenance Services (pursuant to Appendix A-4); (iii) no one other than Ambient has made any unauthorized changes or modifications, or misused or damaged the Software or the Product in which it is installed; and (iv) Duke Energy provides Ambient with access to the Products and locations on which the Software has been installed.  If Ambient is unable to correct any such non-conforming Software as required by the Software Maintenance Agreement (Appendix A-4) Ambient shall promptly replace such Software without charge.  All replacement Software must comply with the Documentation and the requirements of the Software warranty provisions of the Agreement.  If Ambient is unable to correct such non-conforming Software or replace it with conforming Software within the time periods and as otherwise required by this Section 4.2, and such non-conformity has resulted in a Systemic Error Condition, Ambient’s failure to so correct such non-conformity shall be deemed a material breach of this Agreement by Ambient.

4.3

DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 4.1 AND SECTION 4.2 ABOVE, OR IN SECTION 6.1 OF THE AGREEMENT, AMBIENT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES RELATING TO THE SOFTWARE, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.

EXPORT CONTROLS

The confidential information of Ambient, and all related technical documents and materials are subject to export controls under the U.S. Export Administration Regulations and related U.S. laws. Duke Energy shall: (a) comply strictly with all applicable Legal Requirements established under these controls; (b) co-operate fully with Ambient in any official or unofficial audit or inspection that relates to these controls; and (c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Software, confidential information of Ambient, or related technical documents and materials or any direct product thereof to any country (or to any national or resident thereof) which the U.S. Government determines from time to time is a country (or end-user) to which such export, re-export, diversion, transfer, or disclosure is restricted, without obtaining the prior written authorization of Ambient and the applicable U.S. Government agency. Ambient warrants that Schedule A-3 contains a complete and accurate list of all Export Control Classification Number(s) (ECCN) for the Products, Software and technology licensed by Duke Energy hereunder in accordance with the Commerce Control List contained in the United States Export Administration Regulations or other relevant export regulations that may be promulgated by a United States federal agency.  Ambient may update Schedule A-3 from time to time upon reasonable notice to Duke Energy.

6.

MISCELLANEOUS

This Software License Agreement is part of, and is subject to, the terms and conditions of the Agreement to which it is annexed.  All terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.  Notwithstanding the foregoing, or anything else to the contrary in the Agreement, Ambient acknowledges that if it is a debtor-in-possession or if a trustee in bankruptcy in a case under the United States

A3-2

Bankruptcy Code rejects this Software License Agreement and/or any supplementary agreement hereto, Duke Energy may, in its sole discretion, elect to retain its rights under this Software License Agreement and/or any supplementary agreement as provided in Section 365(n) of the Bankruptcy Code.

A3-3

Schedule A-3

EXPORT CONTROL CLASSIFICATION NUMBERS

Ambient will supply required ECCNS prior to the delivery of the first unit of product under this Agreement following the Effective Date.

A3-4

APPENDIX A-4:

SOFTWARE MAINTENANCE AGREEMENT

TERMS AND CONDITIONS

1.

Services.  Provided Duke Energy remains a current subscriber to Maintenance Services and has paid all maintenance fees due for such Maintenance Services as specified on Schedule A-4, Ambient will provide maintenance and support services for the Software as set forth in this Appendix A-4 (“Maintenance Services”).  There shall be no fee to Duke Energy for Maintenance Services for a copy of Software until expiration of the Software Warranty Period applicable to such copy of the Software as provided in the Software License Agreement set forth in Appendix A-3 attached to the Agreement.  Provided Duke Energy remains a current and continuous subscriber for Maintenances Services and has paid all maintenance fees due, Ambient agrees to offer Maintenance Services for the Software for the term specified in the Agreement.  If Duke Energy discontinues the purchase of Maintenance Services, Duke Energy may resume Maintenance Services only with Ambient’s consent (in its discretion) and upon the payment of all fees that would have been due for Maintenance Services during the period of discontinuation in addition to the fees for the prospective reinstatement of Maintenance Services.

2.

Error Correction.  Ambient will notify Duke Energy of material programming errors in the Software or related Documentation of which Ambient becomes aware. Upon identification of any programming error, Duke Energy shall notify Ambient of such error, the claimed Severity Level, and whether Duke Energy reasonably believes that the error is resulting in a Systemic Error Condition.  With such notice, Duke Energy shall provide Ambient with information sufficient to reproduce the error or to confirm the existence, nature and effect of the error.   In each case, Ambient shall take steps as necessary to provide workarounds for and to correct errors in the Software components created by Ambient consistent with this Software Maintenance Agreement.

3.

Response Times.  Ambient will, after the initial notification of problems with the Software components created by Ambient, provide Duke Energy with an action plan for resolution of the error and will provide workarounds and error corrections within the time frames indicated in the chart below for Software components created by Ambient.  As to problems with Software components created by third parties, Ambient will use commercially reasonable efforts to have the third party licensor provide an action plan, workarounds and error corrections for such third party software within a commercially reasonable time consistent with the severity of the problem identified using the same response time framework identified below.  Ambient’s response and resolution obligations are subject to: (i) the prompt and full cooperation of Duke Energy in supporting Ambient’s diagnosis and resolution efforts (including, without limitation: the provision of a complete and accurate description of error experienced, the operating conditions when experienced, and other related information; the performance of requested evaluation and diagnostic procedures; and the installation and testing of workarounds and fixes provided by Ambient); (ii) Duke Energy’s operating a supported version of the Software as supplied by Ambient, in its unaltered and  undamaged form; and (iii) the error condition’s not being caused in whole by software or hardware not provided by Ambient.

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	LEVEL 1	LEVEL 2	LEVEL 3
Severity 1	[**]	[**]	[**]
Severity 2	[**]	[**]	[**]
Severity 3 and 4	[**]	[**]	[**]

3.1

“Severity Levels” shall be defined as follows:

(a)

“Severity 1” is [**]:

i.

[**]

ii.

[**];

(b)

“Severity 2” is [**]:

i.

 [**]

ii.

[**];

(c)

“Severity 3” is [**];

i.

 [**]

ii.

[**]

(d)

“Severity 4” shall include [**]

3.2

“Support Levels” shall be defined as follows:

(a)

“Level 1” shall mean the acknowledgement by Ambient of the receipt of an error report from Duke Energy.  In the case of a Severity 1 event, “Level 1” shall also mean continuous efforts by Ambient technical staff until Level 2 is achieved.

(b)

“Level 2” shall mean Ambient’s delivery of a patch, workaround, or temporary fix and revised Documentation to Duke Energy.

(c)

“Level 3” shall mean Ambient’s delivery of the object code fix, other permanent fix, or enhancement and revised documentation to Duke Energy, provided, however if Ambient provides a patch, workaround or temporary fix that has corrected the error, then the time frames set forth above for a Level 3 response shall be mutually agreed to by Ambient and Duke Energy.

4.

Failure to Correct Software Defect.  If Ambient is required to, but unable to correct a defect in the Software within the specified time frames for the given severity condition following receipt of notice of the error condition from Duke Energy as required in this Software Maintenance Agreement, Ambient shall be deemed to have materially breached this Agreement.

5.

Method of Providing Maintenance Services.  Ambient shall furnish Duke Energy with a point of contact to enable Duke Energy to notify Ambient of the need for Maintenance Services.  Current Documentation applicable to any Update or Upgrade will be provided via electronic download.  The Parties acknowledge the Software is designed to allow Updates and Upgrades to the Software to be made remotely.  If the Software is unable to allow remote Updates and Upgrades for any reason attributable to Ambient, Ambient shall be responsible for Duke Energy’s reasonable cost of physically accessing the Software and manually installing the Updates and Upgrades,

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provided that Duke Energy gives Ambient at least five (5) Business Days’ prior notice of its intention to manually install the Updates and Upgrades together with the estimated cost thereof, and follows Ambient’s reasonable cost mitigation instructions.

6.

Support of Prior Versions.  Ambient shall provide Maintenance Services to Duke Energy for all Software components created by Ambient for the current and two prior Upgrades of all Software; provided, however, that if Ambient provides Duke Energy with a Software Upgrade to mitigate or avoid an infringement claim under Section 5.5 (a) of the Agreement, Ambient shall not be required to provide Maintenance Services for any prior Upgrades of such Software.

7.

Required Modifications.  Notwithstanding anything herein to the contrary, so long as Duke Energy has purchased the Maintenance Services in the prior calendar quarter and has not notified Ambient of its intent to terminate the Maintenance Services, Ambient shall use commercially reasonable efforts to modify the Software, and each subsequent release of the Software, to make it compatible with new major releases of the operating system on which it is designed to run, as requested by Duke Energy.  The parties acknowledge that such modified software shall be provided as part of an Update or Upgrade and shall replace any previous version provided.

8.

Maintenance Fees Nonrefundable.  All Maintenance Fees are non-refundable, whether upon termination of the Agreement, early termination of Maintenance Services, or otherwise.

9.

Bundling/Unbundling.  Ambient agrees that its Maintenance Services shall not be altered by Ambient’s renaming, repackaging, bundling or unbundling of the underlying Software or Products.  Should any portion of the Products or Software later be made available only within a bundled packaged offered by Ambient (the “Package”) which includes functionalities that were not licensed by Duke Energy pursuant to this Agreement, then (i) Duke Energy shall automatically be granted a license to the Software in the Package or, if practical, to that portion of the Software having the functionalities of the Software previously licensed by Duke Energy hereunder and (ii) maintenance fees charged to Duke Energy for the licensed Software shall reflect only those charges attributable to the functionalities of the Software previously licensed by Duke Energy.

10.

Technical Support.  As part of Maintenance Services, Ambient allows unlimited telephone calls to Ambient’s technical support desk during the hours of 9:00 a.m. until 5:00 p.m. Eastern Time, Monday through Friday except holidays.  The calls must be made by the Duke Energy primary contacts designated in writing from time to time by Duke Energy pursuant to Section 12.

11.

Updates and Upgrades.  As part of Maintenance Services, Ambient will provide to Duke Energy Updates to the Software which are commercially released by Ambient without additional charge to its customers.    Ambient shall determine, in its sole discretion, when Updates and Upgrades shall be made available to Duke Energy, provided that any such Update or Upgrade shall be made available to Duke Energy no later than ten (10) Business Days following its general commercial release.

12.

Duke Energy's Responsibilities.  As a condition to the provision of workarounds and error corrections, Duke Energy will (i) appoint two (2) employees to serve as primary contacts between Duke Energy and Ambient, and will ensure that Duke Energy's support inquiries are initiated and handled through these contacts; (ii) provide Ambient with reasonable access to all necessary personnel to provide information regarding errors or problems reported by Duke Energy; and (iii) provide Ambient with access to Duke Energy's equipment that contains the Software.  Duke Energy is responsible for insuring that its designated primary contacts are properly trained in the operation of the Products and Software and qualified to identify and interpret error conditions and to understand and implement Ambient’s support information and technical instructions. The contact information for such persons is specified on Schedule A-4.

13.

Exclusions. Ambient shall not be required to provide workarounds or error corrections relating to problems resulting from (i) Duke Energy's failure to implement all Updates to the Software which are provided under this Agreement; (ii) any alterations of, or additions to, the Software performed by parties other than Ambient; (iii) interconnection of the Software with hardware or software products not recommended by Ambient and not referenced in the Documentation; (iv) any improper use of the Software or related Products; or (v) any damage, disruption or disturbance causing a Software error which is beyond the reasonable control of Ambient, including,

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without limitation, damage, disruption and disturbances caused storms, floods, electrical disturbances and failures, physical abuse of the Software or related Products by others, and force majeure.

14.

Service Level Goals.  At the intervals specified below, Ambient and Duke Energy will meet to review and discuss service levels under this Software Maintenance Agreement and fees for any additional Maintenance Services desired by Duke Energy:  180 days after Duke Energy’s first acceptance of Products under the Agreement, 360 days after Duke Energy’s first acceptance of Products under the Agreement, and annually thereafter during the first calendar quarter of each year that this Software Maintenance Agreement is in effect.

15.

Miscellaneous.  This Software Maintenance Agreement is part of, and is subject to, the terms and conditions of the Agreement to which it is annexed.  All terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

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Schedule A-4

Maintenance Fees

[**] per copy of Node Software residing in Product for each 12-month period after the expiration of the Software Warranty Period payable in advance; provided that the aggregate annual Maintenance Fee for Products used in Ohio and Indiana (taken together) shall [**].

Contact Information

Duke Energy will provide contact information to Ambient.

Endnotes

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